Exhibit 99.02

Report of Independent Registered Public Accounting Firm
The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:
We have audited the accompanying consolidated balance sheets of NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries (the Partnership) as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), comprehensive income (loss), partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NuStar Energy L.P. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NuStar Energy L.P. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2013 expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.
/s/ KPMG LLP
San Antonio, Texas
March 1, 2013

Report of Independent Registered Public Accounting Firm
The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:
We have audited NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries’ (the Partnership’s) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, NuStar Energy L.P. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), comprehensive income (loss), partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 1, 2013 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
San Antonio, Texas
March 1, 2013

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of Dollars, Except Unit Data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$83,602	$17,497
Accounts receivable, net of allowance for doubtful accounts of $808 and $2,147 as of December 31, 2012 and 2011, respectively	387,943	547,808
Receivable from related parties	109,833	—
Inventories	173,228	587,785
Income tax receivable	1,265	4,148
Other current assets	65,238	43,685
Assets held for sale	118,334	—
Total current assets	939,443	1,200,923
Property, plant and equipment, at cost	4,287,859	4,413,305
Accumulated depreciation and amortization	(1,049,399)	(982,837)
Property, plant and equipment, net	3,238,460	3,430,468
Intangible assets, net	92,435	38,923
Goodwill	951,024	846,717
Investment in joint ventures	102,945	66,687
Deferred income tax asset	3,108	9,141
Note receivable from related party	95,711	—
Other long-term assets, net	189,963	288,331
Total assets	$5,613,089	$5,881,190
Liabilities and Partners’ Equity
Current liabilities:
Current portion of long-term debt	$286,422	$364,959
Accounts payable	397,633	454,326
Payable to related party	1,408	6,735
Accrued interest payable	23,741	29,833
Accrued liabilities	124,203	71,270
Taxes other than income tax	9,893	13,455
Income tax payable	2,671	3,222
Total current liabilities	845,971	943,800
Long-term debt, less current portion	2,124,582	1,928,071
Long-term payable to related party	18,071	14,502
Deferred income tax liability	32,114	35,437
Other long-term liabilities	7,356	95,045
Commitments and contingencies (Note 15)
Partners’ equity:
Limited partners (77,886,078 and 70,756,078 common units outstanding as of December 31, 2012 and 2011, respectively)	2,573,263	2,817,069
General partner	57,986	62,539
Accumulated other comprehensive loss	(58,865)	(27,407)
Total NuStar Energy L.P. partners’ equity	2,572,384	2,852,201
Noncontrolling interest	12,611	12,134
Total partners’ equity	2,584,995	2,864,335
Total liabilities and partners’ equity	$5,613,089	$5,881,190
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Services revenues:
Third parties	$875,508	$833,770	$794,134
Related party	4,589	1,039	—
Total service revenues	880,097	834,809	794,134
Product sales:
Third parties	5,074,788	5,437,006	3,608,927
Related party	791	—	—
Total product sales	5,075,579	5,437,006	3,608,927
Total revenues	5,955,676	6,271,815	4,403,061
Costs and expenses:
Cost of product sales	4,930,174	5,175,710	3,350,429
Operating expenses:
Third parties	403,586	380,380	348,398
Related party	139,178	144,274	137,634
Total operating expenses	542,764	524,654	486,032
General and administrative expenses:
Third parties	42,266	36,830	38,687
Related party	62,490	66,220	71,554
Total general and administrative expenses	104,756	103,050	110,241
Depreciation and amortization expense	165,021	166,589	153,802
Asset impairment loss	249,646	—	—
Goodwill impairment loss	22,132	—	—
Gain on legal settlement	(28,738)	—	—
Total costs and expenses	5,985,755	5,970,003	4,100,504
Operating (loss) income	(30,079)	301,812	302,557
Equity in (loss) earnings of joint ventures	(9,378)	11,458	10,500
Interest expense, net	(90,889)	(81,727)	(78,280)
Interest income from related party	1,219	—	—
Other (expense) income, net	(26,511)	(3,343)	15,934
(Loss) income from continuing operations before income tax expense	(155,638)	228,200	250,711
Income tax expense	22,494	16,713	11,741
(Loss) income from continuing operations	(178,132)	211,487	238,970
(Loss) income from discontinued operations, net of tax	(49,105)	10,114	—
Net (loss) income	(227,237)	221,601	238,970
Less net (loss) income attributable to noncontrolling interest	(621)	140	—
Net (loss) income attributable to NuStar Energy L.P.	$(226,616)	$221,461	$238,970
Net (loss) income per unit applicable to limited partners:
Continuing operations	$(2.95)	$2.63	$3.19
Discontinued operations	(0.66)	0.15	$—
Total (Note 22)	$(3.61)	$2.78	$3.19
Weighted-average limited partner units outstanding	72,957,417	65,018,301	62,946,987
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

	Year Ended December 31,
	2012	2011	2010
Net (loss) income	$(227,237)	$221,601	$238,970

Other comprehensive (loss) income:
Foreign currency translation adjustment, net of income tax expense of $414, $458 and $516	10,677	(18,431)	3,450
Net unrealized (loss) gain on cash flow hedges	(94,269)	(53,452)	33,560
Net loss (gain) reclassified into income on cash flow hedges	53,232	(5,030)	1,680
Total other comprehensive (loss) income	(30,360)	(76,913)	38,690

Comprehensive (loss) income	(257,597)	144,688	277,660
Less comprehensive income (loss) attributable to noncontrolling interest	477	(2,866)	—
Comprehensive (loss) income attributable to NuStar Energy L.P.	$(258,074)	$147,554	$277,660
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of Dollars)

	Year Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net (loss) income	$(227,237)	$221,601	$238,970
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	170,651	168,286	153,802
Amortization of debt related items	(7,016)	(12,392)	(7,767)
Loss (gain) on sale or disposition of assets, including insurance recoveries	26,902	(262)	(12,990)
Asset and goodwill impairment loss	271,778	—	—
Gain on legal settlement	(28,738)	—	—
Deferred income tax expense (benefit)	1,542	4,351	(1,733)
Equity in loss (earnings) of joint ventures	9,378	(11,458)	(10,500)
Distributions of equity in earnings of joint ventures	6,364	14,374	9,625
Changes in current assets and current liabilities (Note 23)	90,247	(265,453)	(6,867)
Other, net	(14,668)	(24,579)	(40)
Net cash provided by operating activities	299,203	94,468	362,500
Cash Flows from Investing Activities:
Reliability capital expenditures	(36,903)	(41,349)	(50,562)
Strategic capital expenditures	(373,692)	(294,311)	(219,268)
Acquisitions	(315,810)	(100,690)	(43,026)
Investment in other long-term assets	(2,610)	(8,990)	(3,469)
Proceeds from sale or disposition of assets	42,650	2,086	2,610
Proceeds from sale of Asphalt Operations	436,276	—	—
Increase in note receivable from related party	(95,711)	—	—
Proceeds from insurance recoveries	—	—	13,500
Net cash used in investing activities	(345,800)	(443,254)	(300,215)
Cash Flows from Financing Activities:
Proceeds from long-term debt borrowings	2,549,145	915,749	899,365
Proceeds from short-term debt borrowings	71,880	33,800	177,041
Proceeds from senior note offering, net of issuance costs	247,398	—	445,431
Long-term debt repayments	(2,648,475)	(768,150)	(1,204,313)
Short-term debt repayments	(71,880)	(33,800)	(197,041)
Proceeds from issuance of common units, net of issuance costs	336,415	317,285	240,148
Contributions from general partner	7,121	6,708	5,078
Distributions to unitholders and general partner	(365,279)	(322,046)	(305,154)
(Payments for) proceeds from termination of interest rate swaps	(5,678)	33,433	—
Other, net	(9,978)	3,742	(4,289)
Net cash provided by financing activities	110,669	186,721	56,266
Effect of foreign exchange rate changes on cash	2,033	(1,559)	564
Net increase (decrease) in cash and cash equivalents	66,105	(163,624)	119,115
Cash and cash equivalents as of the beginning of the period	17,497	181,121	62,006
Cash and cash equivalents as of the end of the period	$83,602	$17,497	$181,121
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
Years Ended December 31, 2012, 2011 and 2010
(Thousands of Dollars, Except Unit Data)

	Limited Partners		General Partner	Accumulated Other Comprehensive Income (Loss)	Total NuStar Energy L.P. Partners’ Equity	Noncontrolling Interest	Total Partners’ Equity
	Units	Amount
Balance as of January 1, 2010	60,210,549	$2,423,689	$53,469	$7,810	$2,484,968	$—	$2,484,968
Net income	—	201,553	37,417	—	238,970	—	238,970
Other comprehensive income	—	—	—	38,690	38,690	—	38,690
Cash distributions to partners	—	(266,517)	(38,637)	—	(305,154)	—	(305,154)
Issuance of common units, including contribution from general partner	4,400,000	240,148	5,078	—	245,226	—	245,226
Balance as of December 31, 2010	64,610,549	2,598,873	57,327	46,500	2,702,700	—	2,702,700
Acquisition	—	—	—	—	—	15,000	15,000
Net income	—	181,439	40,022	—	221,461	140	221,601
Other comprehensive loss	—	—	—	(73,907)	(73,907)	(3,006)	(76,913)
Cash distributions to partners	—	(280,528)	(41,518)	—	(322,046)	—	(322,046)
Issuance of common units, including contribution from general partner	6,145,529	317,285	6,708	—	323,993	—	323,993
Balance as of December 31, 2011	70,756,078	2,817,069	62,539	(27,407)	2,852,201	12,134	2,864,335
Net (loss) income	—	(262,502)	35,886	—	(226,616)	(621)	(227,237)
Other comprehensive (loss) income	—	—	—	(31,458)	(31,458)	1,098	(30,360)
Cash distributions to partners	—	(317,719)	(47,560)	—	(365,279)	—	(365,279)
Issuance of common units, including contribution from general partner	7,130,000	336,739	7,121	—	343,860	—	343,860
Other	—	(324)	—	—	(324)	—	(324)
Balance as of December 31, 2012	77,886,078	$2,573,263	$57,986	$(58,865)	$2,572,384	$12,611	$2,584,995
See Notes to Consolidated Financial Statements.

Table of Contents

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2012, 2011 and 2010

1. ORGANIZATION AND OPERATIONS
Organization
NuStar Energy L.P. (NuStar Energy) (NYSE: NS) is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and petroleum refining and marketing. Unless otherwise indicated, the terms “NuStar Energy L.P.,” “the Partnership,” “we,” “our” and “us” are used in this report to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole. NuStar GP Holdings, LLC (NuStar GP Holdings) (NYSE: NSH) owns our general partner, Riverwalk Logistics, L.P., and owns a 15.0% total interest in us as of December 31, 2012.
Operations
We conduct our operations through our subsidiaries, primarily NuStar Logistics, L.P. (NuStar Logistics) and NuStar Pipeline Operating Partnership L.P. (NuPOP). We have three business segments: storage, transportation, and asphalt and fuels marketing.
Storage. We own terminal and storage facilities in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey providing approximately 83.2 million barrels of storage capacity. Our terminals provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids, including crude oil and other feedstocks.
Transportation. We own common carrier refined product pipelines in Texas, Oklahoma, Colorado, New Mexico, Kansas, Nebraska, Iowa, South Dakota, North Dakota and Minnesota covering approximately 5,484 miles, consisting of the Central West System, the East Pipeline and the North Pipeline. The East and North Pipelines also include 21 terminals providing storage capacity of 4.9 million barrels, and the East Pipeline includes 2 tank farms providing storage capacity of 1.4 million barrels. In addition, we own a 2,000 mile anhydrous ammonia pipeline located in Louisiana, Arkansas, Missouri, Illinois, Indiana, Iowa and Nebraska. We also own 1,150 miles of crude oil pipelines in Texas, Oklahoma, Kansas, Colorado and Illinois, as well as associated crude oil storage facilities providing storage capacity of 2.5 million barrels in Texas and Oklahoma that are located along the crude oil pipelines. We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in our ammonia pipeline.
Asphalt and Fuels Marketing. Our asphalt and fuels marketing segment includes our fuels marketing operations and, through September 28, 2012, our asphalt operations. Within our fuels marketing operations, we purchase crude oil and refined petroleum products for resale. Our asphalt operations included two asphalt refineries with a combined throughput capacity of 104,000 barrels per day at which we refine crude oil to produce asphalt and certain other refined products, as well as terminal facilities with an aggregate storage capacity of 5.3 million barrels. On September 28, 2012, we sold a 50% ownership interest in NuStar Asphalt LLC, previously a wholly owned subsidiary, and started reporting our remaining investment using the equity method of accounting. Therefore, the results of our asphalt operations are reported in “Equity in (loss) earnings of joint ventures” in the consolidated statements of income and not within our segments beginning on September 28, 2012. See Note 5. Dispositions for additional discussion. In addition, in 2012, NuStar Asphalt LLC temporarily ceased refining operations at the Savannah facility and began to operate it as an asphalt terminal.
The activities of the asphalt and fuels marketing segment expose us to the risk of fluctuations in commodity prices, which has a direct impact on the results of operations for the asphalt and fuels marketing segment. We enter into derivative contracts to attempt to mitigate the effect of commodity price fluctuations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation
The accompanying consolidated financial statements represent the consolidated operations of the Partnership and our subsidiaries. Noncontrolling interests are separately disclosed on the financial statements. Inter-partnership balances and transactions have been eliminated in consolidation. The operations of certain pipelines and terminals in which we own an undivided interest are proportionately consolidated in the accompanying consolidated financial statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Use of Estimates
The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Management may revise estimates due to changes in facts and circumstances.
Cash and Cash Equivalents
Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired.
Restricted Cash
Restricted cash is cash held in escrow, pledged as collateral or restricted to use for vendor payables. As of December 31, 2012, restricted cash totaled $15.2 million and is included in “Other current assets” in the consolidated balance sheets.
Accounts Receivable
Accounts receivable represent valid claims against non-affiliated customers for products sold or services rendered. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review.
Inventories
Inventories consist of crude oil, refined petroleum products, and material and supplies. Inventories, except those associated with a qualifying fair value hedge, are valued at the lower of cost or market. Cost is determined using the weighted-average cost method. Our inventory, other than materials and supplies, consists of one end-product category, petroleum products, which we include in the asphalt and fuels marketing segment. Accordingly, we determine lower of cost or market adjustments on an aggregate basis. Inventories associated with qualifying fair value hedges are valued at current market prices. Materials and supplies are valued at the lower of average cost or market.
Property, Plant and Equipment
We record additions to property, plant and equipment, including reliability and strategic capital expenditures, at cost.
Reliability capital expenditures are capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Strategic capital expenditures are capital expenditures to expand or upgrade the operating capacity, increase efficiency or increase the earnings potential of existing assets, whether through construction or acquisition, along with certain capital expenditures related to support functions. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred.
Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Gains or losses on sales or other dispositions of property are recorded in income and are reported in “Other (expense) income, net” in the consolidated statements of income. When property or equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized in the year retired.
Goodwill and Intangible Assets
Goodwill acquired in a business combination is not amortized and is assessed for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. We use October 1 as our annual valuation date for our impairment assessment. In 2011, we adopted amended guidance that provides an option to first assess qualitative factors to determine whether it is necessary to perform a quantitative goodwill impairment test. We assessed the totality of events and circumstances as of October 1, 2012 and determined that a quantitative goodwill impairment test was not necessary, and no goodwill impairment had occurred. We performed a quantitative goodwill impairment test as of October 1, 2010 and determined that no impairment had occurred.
Intangible assets are recorded at cost and are assets that lack physical substance (excluding financial assets). Our intangible assets are amortized on a straight-line basis over 10 to 47 years.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Investment in Joint Ventures
We account for our investment in the joint ventures using the equity method of accounting.
NuStar Asphalt LLC. On September 28, 2012, we sold a 50% ownership interest (the Asphalt Sale) in NuStar Asphalt LLC (Asphalt JV), previously a wholly owned subsidiary, to an affiliate of Lindsay Goldberg LLC, a private investment firm. Asphalt JV owns and operates the asphalt refining assets that were previously wholly owned by NuStar Energy, including the asphalt refineries located in Paulsboro, New Jersey and Savannah, Georgia. Upon closing, we deconsolidated Asphalt JV and started reporting our remaining investment in Asphalt JV using the equity method of accounting. See Note 5. Dispositions for additional discussion of the Asphalt Sale.
ST Linden Terminals, LLC. The 44-acre facility provides deep-water terminalling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. As part of our acquisition of Kaneb Pipeline Partners, L.P. and Kaneb Services LLC in July 2005 (the Kaneb Acquisition), we acquired an investment in ST Linden Terminals, LLC (Linden). Linden is owned 50% by the Partnership and 50% by NIC Holding Corp. In connection with the Kaneb Acquisition, we recorded our investment in Linden at fair value, which exceeded our 50% share of its members’ equity. This excess totaled $43.0 million and $43.3 million as of December 31, 2012 and 2011, respectively, a portion of which is being amortized into expense over the average life of the assets held by Linden, or 25 years. The remaining balance not amortized represents goodwill of Linden.
Note Receivable from Related Party
The note receivable from related party consists of the amounts due to us from Asphalt JV under a $250.0 million unsecured revolving credit facility. The note receivable is recorded at the outstanding principal amount, and we recognize interest income ratably over the term of the facility in “Interest income from related party” on the consolidated statements of income. See Note. 18 Related Party Transactions for additional information on our agreements with Asphalt JV.
Other Long-Term Assets
“Other long-term assets, net” primarily include the following:

•
funds deposited with a trustee related to revenue bonds issued by the Parish of St. James associated with our St. James terminal expansion (see Note 13. Debt for additional information on the Gulf Opportunity Zone Revenue Bonds);

•	asphalt tank heel inventory and ammonia pipeline linefill;

•	deferred financing costs amortized over the life of the related debt obligation using the effective interest method; and

•	long-term derivative assets.
Impairment of Long-Lived Assets
We review long-lived assets, including property, plant and equipment and investment in joint ventures, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform the evaluation of recoverability using undiscounted estimated net cash flows generated by the related asset. If we deem an asset to be impaired, we determine the amount of impairment as the amount by which the net carrying value exceeds its fair value. We believe that the carrying amounts of our long-lived assets as of December 31, 2012 are recoverable.
Taxes Other than Income Taxes
Taxes other than income taxes include liabilities for ad valorem taxes, franchise taxes, sales and use taxes, excise fees and taxes and value added taxes.
Income Taxes
We are a limited partnership and generally are not subject to federal or state income taxes. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, is generally included in the federal and state income tax returns of our partners. For transfers of publicly held units subsequent to our initial public offering, we have made an election permitted by Section 754 of the Internal Revenue Code to adjust the common unit purchaser’s tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expenses to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder’s purchase price for the common units.
We conduct certain of our operations through taxable wholly owned corporate subsidiaries. We account for income taxes related to our taxable subsidiaries using the asset and liability method. Under this method, we recognize deferred tax assets and

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred taxes using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We recognize a tax position if it is more-likely-than-not that the tax position will be sustained, based on the technical merits of the position, upon examination. We record uncertain tax positions in the financial statements at the largest amount of benefit that is more-likely-than-not to be realized. We had no unrecognized tax benefits as of December 31, 2012 and 2011.

NuStar Energy and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal and state purposes, tax years subject to examination are 2008 through 2012 and for our major non-U.S. jurisdictions, tax years subject to examination are 2008 through 2012, both according to standard statute of limitations. NuStar has waived the statute of limitations for limited items for the tax years 2006 and 2007 as a result of an ongoing income tax audit in Canada.
Asset Retirement Obligations
We record a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.
We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.
We also have legal obligations in the form of leases and right-of-way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right-of-way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of approximately $0.6 million as of December 31, 2012 and 2011, which is included in “Other long-term liabilities” in the consolidated balance sheets, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right-of-way agreements.
Environmental Remediation Costs
Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.
Product Imbalances
We incur product imbalances as a result of variances in pipeline meter readings and volume fluctuations within the East Pipeline system due to pressure and temperature changes. We use quoted market prices as of the reporting date to value our assets and liabilities related to product imbalances. Product imbalance liabilities are included in “Accrued liabilities” and product imbalance assets are included in “Other current assets” in the consolidated balance sheets.
Revenue Recognition
Revenues for the storage segment include fees for tank storage agreements, whereby a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, whereby a customer pays a fee per barrel for volumes moving through our terminals and tanks (throughput revenues). Our terminals also provide blending, handling and filtering services. Our facilities at Point Tupper and St. Eustatius also charge fees to provide ancillary

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services. Storage lease revenues are recognized when services are provided to the customer. Throughput revenues are recognized as refined products are received in or delivered out of our terminal and as crude oil and certain other refinery feedstocks are received by the related refinery. Revenues for ancillary services are recognized as those services are provided.
Revenues for the transportation segment are derived from interstate and intrastate pipeline transportation of refined product, crude oil and anhydrous ammonia. Transportation revenues (based on pipeline tariffs) are recognized as the refined product, crude oil or anhydrous ammonia is delivered out of the pipelines.
Revenues from the sale of asphalt and other petroleum products, which are included in our asphalt and fuels marketing segment, are recognized when product is delivered to the customer and title and risk pass to the customer. Additionally, the revenues of our asphalt and fuels marketing segment include the mark-to-market impact of certain derivative instruments that are part of our limited trading program.
We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, use, value added and some excise taxes. These taxes are not included in revenue.
Income Allocation
Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner’s incentive distribution calculated based upon the declared distribution for the respective reporting period. We allocate the remaining net income among the limited and general partners in accordance with their respective 98% and 2% interests.
Net Income per Unit Applicable to Limited Partners
We have identified the general partner interest and incentive distribution rights (IDR) as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Basic and diluted net income per unit applicable to limited partners are the same as we have no potentially dilutive securities outstanding.
Comprehensive Income
Comprehensive income consists of net income and other gains and losses affecting partners’ equity that are excluded from net income, such as foreign currency translation adjustments and mark-to-market adjustments on derivative instruments designated and qualifying as cash flow hedges.
Derivative Financial Instruments
We formally document all relationships between hedging instruments and hedged items. This process includes identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. To qualify for hedge accounting, at inception of the hedge we assess whether the derivative instruments that are used in our hedging transactions are expected to be highly effective in offsetting changes in cash flows or the fair value of the hedged items. Throughout the designated hedge period and at least quarterly, we assess whether the derivative instruments are highly effective and continue to qualify for hedge accounting. To assess the effectiveness of the hedging relationship both prospectively and retrospectively, we use regression analysis to calculate the correlation of the changes in the fair values of the derivative instrument and related hedged item.
We record commodity derivative instruments in the consolidated balance sheets at fair value. We recognize mark-to-market adjustments for derivative instruments designated and qualifying as fair value hedges (Fair Value Hedges) and the related change in the fair value of the associated hedged physical inventory or firm commitment within “Cost of product sales.” For derivative instruments designated and qualifying as cash flow hedges (Cash Flow Hedges), we record the effective portion of mark-to-market adjustments as a component of “Accumulated other comprehensive income” (AOCI) until the underlying hedged forecasted transactions occur and are recognized in income. Any hedge ineffectiveness is recognized immediately in “Cost of product sales.” Once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.” If it becomes probable that a hedged transaction will not occur, then the associated gains or losses are reclassified from AOCI to “Cost of product sales” immediately. For derivative instruments that have associated underlying physical inventory but do not qualify for hedge accounting (Economic Hedges and Other Derivatives), we record the mark-to-market adjustments in “Cost of product sales” or “Operating expenses.”
We are a party to certain interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of our fixed-rate senior notes, which include forward-starting interest rate swap agreements related to forecasted probable debt issuances. Under the terms of these swap agreements, we pay a fixed rate and receive a rate based on three month USD LIBOR.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We entered into the swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. We account for the forward-starting interest rate swaps as Cash Flow Hedges, and we recognize the fair value of each interest rate swap in the consolidated balance sheets. We record the effective portion of mark-to-market adjustments as a component of AOCI, and any hedge ineffectiveness is recognized immediately in “Interest expense, net.” The amount accumulated in AOCI will be amortized into “Interest expense, net” over the term of the forecasted debt.
We classify cash flows associated with our derivative instruments as operating cash flows in the consolidated statements of cash flows, except for receipts or payments associated with terminated forward-starting interest rate swap agreements, which are included in cash flows from financing activities.
In addition, we entered into fixed-to-floating interest rate swap agreements associated with a portion of our fixed-rate senior notes. Under the terms of these swap agreements, we received a fixed rate and paid a variable rate that varied with each agreement. We accounted for the fixed-to-floating interest rate swaps as Fair Value Hedges and recognized the fair value of each interest rate swap in the consolidated balance sheets. Except for one interest rate swap agreement we entered into and terminated in 2011, the interest rate swap agreements qualified for the shortcut method of accounting. As a result, changes in the fair value of the swaps completely offset the changes in the fair value of the underlying hedged debt. We terminated all remaining interest rate swaps during the year ended December 31, 2012.
From time to time, we also entered into derivative commodity instruments based on our analysis of market conditions in order to attempt to profit from market fluctuations. These derivative instruments were financial positions entered into without underlying physical inventory and are not considered hedges. We recorded these derivatives in the consolidated balance sheets as assets or liabilities at fair value with mark-to-market adjustments recorded in “Product sales.” We no longer enter into commodity derivatives without underlying physical inventory.
See Note 17. Derivatives and Risk Management Activities for additional information regarding our derivative financial instruments.
Operating Leases
We recognize rent expense on a straight-line basis over the lease term, including the impact of both scheduled rent increases and free or reduced rents (commonly referred to as “rent holidays”).
Unit-based Compensation
NuStar GP, LLC, a wholly owned subsidiary of NuStar GP Holdings, has adopted various long-term incentive plans that provide the Compensation Committee of the Board of Directors of NuStar GP, LLC with the right to grant employees and directors of NuStar GP, LLC providing services to NuStar Energy the right to receive NS common units. NuStar GP, LLC accounts for awards of NS common unit options, restricted units and performance awards at fair value as a derivative, whereby a liability for the award is recorded at inception. Subsequent changes in the fair value of the award are included in the determination of net income. NuStar GP, LLC determines the fair value of NS unit options using the Black-Scholes model at each reporting date. NuStar GP, LLC determines the fair value of NS restricted units and performance awards using the market price of NS common units at each reporting date. However, performance awards are earned only upon NuStar Energy’s achievement of an objective performance measure. NuStar GP, LLC records compensation expense each reporting period such that the cumulative compensation expense recognized equals the current fair value of the percentage of the award that has vested. NuStar GP, LLC records compensation expense related to NS unit options until such options are exercised, and compensation expense related to NS restricted units until the date of vesting.
NuStar GP Holdings has adopted a long-term incentive plan that provides the Compensation Committee of the Board of Directors of NuStar GP Holdings with the right to grant employees, consultants and directors of NuStar GP Holdings and its affiliates, including NuStar GP, LLC, rights to receive NSH common units. NuStar GP Holdings accounts for awards of NSH restricted units and unit options granted to its directors or employees of NuStar GP, LLC at fair value. The fair value of NSH unit options is determined using the Black-Scholes model at the grant date, and the fair value of the NSH restricted unit equals the market price of NSH common units at the grant date. NuStar GP Holdings recognizes compensation expense for NSH restricted units and unit options ratably over the vesting period based on the fair value of the units at the grant date.
Under these long-term incentive plans, certain awards provide that employees vest in the award when they retire or will continue to vest in the award after retirement over the nominal vesting period established in the award. Compensation expense is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We reimburse NuStar GP, LLC for the expenses resulting from NS and NSH awards to employees and directors of NuStar GP, LLC. We include such compensation expense in “General and administrative expenses” on the consolidated statements of income. We do not reimburse NuStar GP, LLC for the expense resulting from NSH awards to non-employee directors of NuStar GP Holdings.
Margin Deposits
Margin deposits relate to our exchange-traded derivative contracts and generally vary based on changes in the value of the contracts. Margin deposits are included in “Other current assets” in the consolidated balance sheets.
Foreign Currency Translation
The functional currencies of our foreign subsidiaries are the local currency of the country in which the subsidiary is located, except for our subsidiaries located in St. Eustatius in the Caribbean (formerly the Netherlands Antilles), whose functional currency is the U.S. dollar. The assets and liabilities of our foreign subsidiaries with local functional currencies are translated to U.S. dollars at period-end exchange rates, and income and expense items are translated to U.S. dollars at weighted-average exchange rates in effect during the period. These translation adjustments are included in “Accumulated other comprehensive income” in the equity section of the consolidated balance sheets. Gains and losses on foreign currency transactions are included in “Other (expense) income, net” in the consolidated statements of income.
Reclassifications
Certain previously reported amounts in the 2011 and 2010 consolidated financial statements and notes have been reclassified to conform to the 2012 presentation. As further discussed in Note 5. Dispositions, we sold the San Antonio Refinery and related assets on January 1, 2013. As a result, we have presented the results of operations for the San Antonio Refinery and related assets, previously reported in the asphalt and fuels marketing segment, as discontinued operations for the years ended December 31, 2012 and 2011. In addition, we reclassified $8.9 million and $2.8 million of storage lease revenues for the years ended December 31, 2011 and 2010, respectively, that were previously recognized in “Product sales” to “Service revenues” on the consolidated statements of income.

3. NEW ACCOUNTING PRONOUNCEMENTS
Balance Sheet Offsetting
In December 2011, the Financial Accounting Standards Board (FASB) amended the disclosure requirements about offsetting assets and liabilities. The amended guidance requires new disclosures to enable users of financial statements to reconcile differences in the offsetting requirements under U.S. GAAP and International Financial Reporting Standards. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions subject to an agreement similar to a master netting arrangement. The amended guidance is effective for annual and interim reporting periods beginning on or after
January 1, 2013, and retrospective application is required. Accordingly, we will adopt the amended guidance January 1, 2013, and we do not expect it to have a material impact on our disclosures.
In January 2013, the FASB further amended and clarified the scope of balance sheet offsetting disclosure requirements. The amended guidance limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. The disclosures are required irrespective of whether the transactions are offset in the consolidated balance sheets. The effective date remains unchanged. Accordingly, we will adopt this amended guidance January 1, 2013, and we do not expect it to have a material impact on our disclosures.
Other Comprehensive Income
In February 2013, the FASB further amended the disclosure requirements for the presentation of comprehensive income.
The amended guidance requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. The amended guidance is effective prospectively for annual and interim reporting periods beginning after December 15, 2012. Accordingly, we will adopt the amended guidance January 1, 2013. Substantially all of the information required under the amended guidance is already required to be disclosed elsewhere in the financial statements; therefore, we do not expect it to have a material impact on our financial statement presentation or disclosures.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4. ACQUISITIONS

TexStar Asset Acquisition
On December 13, 2012, NuStar Logistics acquired the TexStar Crude Oil Assets (as defined below), including 100% of the partnership interest in TexStar Crude Oil Pipeline, LP, from TexStar Midstream Services, LP and certain of its affiliates (collectively, TexStar) for $325.4 million (the TexStar Asset Acquisition), pursuant to an Asset Purchase Agreement (the Purchase Agreement). The TexStar Crude Oil Assets consist of approximately 140 miles of crude oil pipelines and gathering lines, as well as five terminals and storage facilities providing 0.6 million barrels of storage capacity. The consolidated statements of income include the results of operations for the TexStar Asset Acquisition in the transportation segment commencing on December 13, 2012.
We accounted for the TexStar Asset Acquisition using the acquisition method. The fair value of the consideration transferred was allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of acquisition, pending completion of an independent appraisal and other evaluations. The purchase price and preliminary purchase price allocation was as follows (in thousands):

Cash paid for the TexStar Asset Acquisition	$315,810
Fair value of liabilities assumed	9,600
Purchase price	$325,410

Property, plant and equipment, net	$129,614
Goodwill	127,896
Intangible assets	67,900
Purchase price allocation	$325,410
Pursuant to the Purchase Agreement, NuStar Logistics also agreed to purchase 38 miles of natural gas liquids (NGL) Y-grade pipeline and two fractionators with a combined capacity of 57,000 barrels per day (the NGL Assets) for approximately $100.0 million (the Second Closing). If the Second Closing does not occur, it will have no impact on the Crude Oil Assets. We expect to fund the purchase price of the NGL Assets with borrowings under our 2012 Revolving Credit Agreement. On February 18, 2013, we received a letter from TexStar that purports to terminate the rights of the parties to proceed to a closing on our acquisition of the NGL Assets. We do not believe TexStar has the legal right to terminate the Second Closing, and we notified them of our position on February 21, 2013. We are evaluating all of our legal options.
San Antonio Refinery
On April 19, 2011, we purchased certain refining and storage assets, inventory and other working capital items from AGE Refining, Inc. for $62.0 million, including the assumption of certain environmental liabilities. The assets consist of a 14,500 barrel per day refinery in San Antonio, Texas and 0.4 million barrels of aggregate storage capacity (the San Antonio Refinery Acquisition). The final purchase price was allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of acquisition. On January 1, 2013, we sold the refinery and related assets; see Note 5. Dispositions for additional discussion.
Turkey Acquisition
On February 9, 2011, we acquired 75% of the outstanding capital of a Turkish company, which owns two terminals in Mersin, Turkey, with an aggregate 1.4 million barrels of storage capacity, for approximately $57.0 million (the Turkey Acquisition). Both terminals are connected via pipelines to an offshore platform located approximately three miles off the Mediterranean Sea coast. The Turkey Acquisition was accounted for using the acquisition method. The purchase price was allocated based on the estimated fair values of the individual assets acquired, liabilities assumed and noncontrolling interest at the date of acquisition. The consolidated statements of income include the results of operations for the Turkey Acquisition commencing on February 9, 2011.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Asphalt Holdings, Inc.
On May 21, 2010, we acquired the capital stock of Asphalt Holdings, Inc. for $53.3 million, including liabilities assumed (Asphalt Holdings Acquisition). The acquisition includes three storage terminals with an aggregate storage capacity of approximately 1.8 million barrels located in Alabama along the Mobile River. The consolidated statements of income include the results of operations for the Asphalt Holdings Acquisition commencing on May 21, 2010.

5. DISPOSITIONS

San Antonio Refinery
On January 1, 2013, we sold the San Antonio Refinery and related assets, which included inventory, a terminal in Elmendorf, Texas and a pipeline connecting the terminal and refinery for approximately $115.0 million (the San Antonio Refinery Sale). We have presented the results of operations for the San Antonio Refinery and related assets, previously reported in the transportation and asphalt and fuels marketing segment, as discontinued operations for the years ended December 31, 2012 and 2011, none of which were attributable to the noncontrolling interest. We allocated interest expense of $3.9 million and $2.0 million for the years ended December 31, 2012 and 2011, respectively, to discontinued operations based on the ratio of net assets discontinued to consolidated net assets.

The following table summarizes the results from discontinued operations:

	Year Ended December 31,
	2012	2011
	(Thousands of Dollars)
Revenues	$561,131	$303,440

(Loss) income before income tax expense	$(49,078)	$10,280

As of December 31, 2012, we reclassified the assets related to the San Antonio Refinery as “Assets held for sale” on the consolidated balance sheet. The liabilities held for sale related to the San Antonio Refinery are included within “Accrued liabilities” on the consolidated balance sheet. The total assets and liabilities held for sale consisted of the following:

December 31, 2012
(Thousands of Dollars)

Inventories	$15,939
Property, plant and equipment, net	93,899
Other long-term assets, net	5,650
Assets held for sale	$115,488

Accrued liabilities (environmental reserve)	$289
Other long-term liabilities (environmental reserve)	7,621
Liabilities held for sale	$7,910
Asphalt Operations
On September 28, 2012, we sold a 50% ownership interest (the Asphalt Sale) in NuStar Asphalt LLC (Asphalt JV), previously a wholly owned subsidiary, to an affiliate of Lindsay Goldberg LLC (Lindsay Goldberg), a private investment firm. Asphalt JV owns and operates the asphalt refining assets that were previously wholly owned by NuStar Energy, including asphalt refineries located in Paulsboro, New Jersey and Savannah, Georgia (collectively, the Asphalt Operations). Lindsay Goldberg paid $175.0 million for the Class A equity interests (Class A Interests) of Asphalt JV, while we retained the Class B equity interests with a fair value of $52.0 million (Class B Interests). The Class A Interests have a distribution preference over the Class B Interests, as well as a liquidation preference.

NuStar Asphalt Refining, LLC and NuStar Marketing LLC are wholly owned subsidiaries of NuStar Asphalt LLC. Unless otherwise indicated, the term “Asphalt JV” is used in this report to refer to Asphalt JV, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We received $263.8 million from Asphalt JV for inventory related to the Asphalt Operations. Asphalt JV funded the purchase of that inventory with proceeds from borrowings under a third-party asset-based revolving credit facility (the Third-Party Financing) and a $250.0 million unsecured revolving credit facility provided by NuStar Energy (the NuStar JV Facility). In addition to the NuStar JV Facility, we entered into various other agreements with Asphalt JV. See Note 18. Related Party Transactions for additional discussion of our agreements with Asphalt JV.

In the fourth quarter of 2012, we incurred employee benefit costs of $5.7 million resulting from the Asphalt Sale, which is included in the operating expenses of the asphalt and fuels marketing segment.

Deconsolidation. We determined the equity of Asphalt JV is not sufficient to finance its activities without additional subordinated support, including support provided by us as described in Note 18. Related Party Transactions. Therefore, we determined the Asphalt JV is a variable interest entity (VIE). An entity is required to consolidate a VIE if the entity is considered the primary beneficiary of the VIE. We analyzed our relationship with Asphalt JV, including our representation on the board of members, our equity interests and our rights under the various agreements with Asphalt JV and determined that we do not have the power to direct the activities most significant to the economic performance of Asphalt JV. As a result, we are not the primary beneficiary of Asphalt JV. Upon closing, we deconsolidated Asphalt JV and started reporting our remaining investment in Asphalt JV using the equity method of accounting. Since the fair value of the consideration we received was less than the carrying amount of the net assets of the Asphalt Operations upon deconsolidation, we recognized a loss of $23.8 million in “Other (expense) income, net” in the consolidated statements of income for the year ended December 31, 2012.

As of December 31, 2012, we included our 50% ownership interest in Asphalt JV within “Investment in joint ventures” on the consolidated balance sheet. The consolidated statements of income include our portion of the results of operations for Asphalt JV in “Equity in (loss) earnings of joint ventures” commencing on September 28, 2012. Because of our continued involvement with Asphalt JV, we have not presented the results of operations for the Asphalt Operations prior to closing as discontinued operations. Beginning on September 28, 2012, we have presented transactions between us and Asphalt JV as related party transactions in the consolidated financial statements.

Our maximum exposure to loss as a result of our involvement with Asphalt JV is approximately $545.3 million, which consists of (i) our investment in Asphalt JV of $35.9 million as of December 31, 2012, (ii) up to $250.0 million under the NuStar JV Facility, (iii) up to $150.0 million for credit support, including guarantees, and (iv) a receivable from Asphalt JV of $109.4 million as of December 31, 2012.
Terminal Sales
On April 16, 2012, we sold five terminals in Georgia and Alabama with an aggregate storage capacity of 1.8 million barrels for total proceeds of $30.8 million.

6. ASSET IMPAIRMENTS

In anticipation of the Asphalt Sale, we evaluated the goodwill and other long-lived assets associated with the Asphalt Operations for potential impairment. As of June 30, 2012, we estimated the fair value of the Asphalt Operations reporting unit as the sum of (i) the purchase price to be paid by Lindsay Goldberg for the Class A Interests of Asphalt JV, (ii) the fair value of the Class B Interests of Asphalt JV that we would retain and (iii) the fair value of the working capital, primarily inventory. We determined the fair value of the Class B Interests using a combination of estimated discounted future cash flows and a pricing model. The fair value of the working capital was based on estimated current market prices. The estimated fair value of the Asphalt Operations reporting unit was less than its carrying value, which resulted in the recognition of a goodwill impairment loss of $22.1 million in the second quarter of 2012. In addition, in the second quarter of 2012, we recorded an asset impairment loss of $244.3 million in order to write-down the carrying value of long-lived assets related to the Asphalt Operations, including fixed assets, intangible assets and other long-term assets, to their estimated fair value. The goodwill impairment loss and the asset impairment loss related to the Asphalt Operations are reported in the asphalt and fuels marketing segment.

In the second quarter of 2012, we reduced the carrying value of the fixed assets of one of our refined product terminals to its estimated fair value and recorded an asset impairment loss of $2.1 million. The impairment loss resulted from changing market conditions that reduced the estimated cash flows for that terminal. The impairment loss associated with this refined product terminal was reported in the storage segment. In addition, we recorded an asset impairment loss of $3.3 million in the second quarter of 2012 in order to reduce the carrying value of certain corporate assets we intend to sell to their estimated sales price of $2.8 million. These corporate assets are included in “Assets held for sale” on the consolidated balance sheet as of December 31, 2012.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The total asset impairment loss consisted of the following:

Year Ended December 31, 2012
(Thousands of Dollars)
Asphalt Operations:
Property, plant and equipment, net	$232,759
Intangible assets, net	6,564
Other long-term assets, net	4,902
Asset impairment loss	244,225

Other:
Property, plant and equipment, net	5,421
Total asset impairment loss	$249,646

7. ALLOWANCE FOR DOUBTFUL ACCOUNTS
The changes in the allowance for doubtful accounts consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Balance as of beginning of year	$2,147	$1,457	$1,351
Increase in allowance	27	934	506
Accounts charged against the allowance, net of recoveries	(1,367)	(243)	(396)
Foreign currency translation	1	(1)	(4)
Balance as of end of year	$808	$2,147	$1,457

8. INVENTORIES
Inventories consisted of the following:

	December 31,
	2012	2011
	(Thousands of Dollars)
Crude oil	$447	$157,297
Finished products	164,894	421,288
Materials and supplies	7,887	9,200
Total	$173,228	$587,785
Our finished products consist of intermediates, gasoline, distillates and other petroleum products, as well as asphalt as of December 31, 2011. Materials and supplies mainly consist of blending and additive chemicals and maintenance materials used in our transportation and storage segments.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. OTHER CURRENT ASSETS
Other current assets consisted of the following:

	December 31,
	2012	2011
	(Thousands of Dollars)
Prepaid expenses	$18,008	$16,555
Restricted cash	15,227	—
Product advances	14,764	11,137
Derivative assets	9,358	12,112
Margin deposits	6,192	1,083
Product imbalances	1,232	2,117
Other	457	681
Other current assets	$65,238	$43,685

10. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost, consisted of the following:

	Estimated Useful Lives			December 31,
				2012	2011
	(Years)			(Thousands of Dollars)
Land		—		$133,341	$134,900
Land and leasehold improvements	10	-	35	110,575	108,508
Buildings	15	-	40	120,499	66,792
Pipelines, storage and terminals	20	-	35	3,529,925	3,298,188
Refining equipment	20	-	35	2,000	512,466
Rights-of-way	20	-	40	148,021	107,104
Construction in progress		—		243,498	185,347
Total				4,287,859	4,413,305
Less accumulated depreciation and amortization				(1,049,399)	(982,837)
Property, plant and equipment, net				$3,238,460	$3,430,468
Capitalized interest costs added to property, plant and equipment totaled $7.7 million, $5.4 million and $3.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation and amortization expense for property, plant and equipment totaled $157.8 million, $157.2 million and $144.2 million for the years ended December 31, 2012, 2011 and 2010, respectively, including depreciation expense associated with the San Antonio Refinery, which is included in “(Loss) income from discontinued operations, net of tax” on the consolidated statements of income.

11. INTANGIBLE ASSETS
Intangible assets consisted of the following:

	December 31, 2012		December 31, 2011
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
	(Thousands of Dollars)
Customer relationships	$137,470	$(46,951)	$81,025	$(44,068)
Other	2,359	(443)	2,809	(843)
Total	$139,829	$(47,394)	$83,834	$(44,911)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

All of our intangible assets are subject to amortization. Amortization expense for intangible assets was $7.8 million, $8.3 million and $7.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. The estimated aggregate amortization expense for the next five years is as follows:

Amortization Expense
(Thousands of Dollars)
2013	$13,845
2014	13,845
2015	10,898
2016	9,109
2017	7,950

12. ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	December 31,
	2012	2011
	(Thousands of Dollars)
Derivative liabilities	$60,121	$27,433
Employee wages and benefit costs	15,381	24,325
Unearned income	10,476	8,866
TexStar Asset Acquisition contingent consideration	9,600	—
Liabilities held for sale	7,910	—
Other	20,715	10,646
Accrued liabilities	$124,203	$71,270

13. DEBT
Long-term debt consisted of the following:

				December 31,
	Maturity			2012	2011
				(Thousands of Dollars)
$1.5 billion revolving credit agreement		2017		$440,330	$—
$1.2 billion revolving credit agreement		2012		—	229,295
4.75% senior notes		2022		250,000	—
4.80% senior notes		2020		450,000	450,000
7.65% senior notes		2018		350,000	350,000
6.05% senior notes		2013		229,932	229,932
6.875% senior notes		2012		—	100,000
7.75% senior notes		2012		—	250,000
5.875% senior notes		2013		250,000	250,000
Gulf Opportunity Zone revenue bonds	2038	thru	2041	365,440	365,440
UK term loan		2013		34,142	32,582
Port Authority of Corpus Christi note payable		2015		577	874
Net fair value adjustments and unamortized discounts		N/A		40,583	34,907
Total debt				2,411,004	2,293,030
Less current portion				286,422	364,959
Long-term debt, less current portion				$2,124,582	$1,928,071

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The long-term debt repayments are due as follows (in thousands):

2013 (a)	$514,651
2014	—
2015	—
2016	—
2017	440,330
Thereafter	1,415,440
Total repayments	2,370,421
Net fair value adjustments and unamortized discounts	40,583
Total debt	$2,411,004

(a)
NuStar Logistics intends to repay the $229.9 million 6.05% senior notes due March 15, 2013 with borrowings under our $1.5 billion five-year revolving credit agreement. As such, the 6.05% senior notes are included in “Long-term debt, less current portion” on the consolidated balance sheet as of December 31, 2012.

Interest payments totaled $118.4 million, $115.1 million and $91.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Revolving Credit Agreements
On May 2, 2012, NuStar Logistics replaced its $1.2 billion five-year revolving credit agreement (the 2007 Revolving Credit Agreement) with a new $1.5 billion five-year revolving credit agreement, as amended (the 2012 Revolving Credit Agreement), which includes the ability to borrow up to the equivalent of $250.0 million in Euros. NuStar Logistics used borrowings of $588.6 million under the 2012 Revolving Credit Agreement and cash on hand to repay in full the balance on the 2007 Revolving Credit Agreement. Obligations under the 2012 Revolving Credit Agreement are guaranteed by NuStar Energy and NuPOP. NuPOP will be released from its guarantee of the 2012 Revolving Credit Agreement when it no longer guarantees NuStar Logistics public debt instruments.
The 2012 Revolving Credit Agreement bears interest, at our option, based on either an alternative base rate or a LIBOR-based rate. The interest rate on the 2012 Revolving Credit Agreement is subject to adjustment if our debt rating is downgraded (or subsequently upgraded) by certain credit rating agencies. In July 2012, Standard & Poor’s (S&P) lowered our credit rating to BB+ from BBB-, and in January 2013, Moody’s Investor Service (Moody’s) lowered our credit rating to Ba1 from Baa3. The interest rates applicable to the 2012 Revolving Credit Agreement do not adjust unless both S&P and Moody’s change their ratings; therefore, the interest rate on the 2012 Revolving Credit Agreement increased by 0.375% effective January 2013. As of December 31, 2012, our weighted-average interest rate was 1.9%. During the year ended December 31, 2012, the weighted-average interest rate related to borrowings under the 2012 Revolving Credit Agreement was 1.6%.
The 2012 Revolving Credit Agreement contains customary restrictive covenants, including requiring us to maintain, as of the end of each rolling period, which consists of any period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated indebtedness to consolidated EBITDA, as defined in the 2012 Revolving Credit Agreement) not to exceed 5.00-to-1.00. Moreover, if we consummate an acquisition for an aggregate net consideration of at least $50.0 million, the maximum consolidated debt coverage ratio will increase to 5.50-to-1.00 for two rolling periods. As of December 31, 2012, our consolidated debt coverage ratio could not exceed 5.50-to-1.00, as a result of the TexStar Asset Acquisition. The requirement not to exceed a maximum consolidated debt coverage ratio may limit the amount we can borrow under the 2012 Revolving Credit Agreement to an amount less than the total amount available for borrowing. As of December 31, 2012, our consolidated debt coverage ratio was 5.0x, and we had $780.6 million available for borrowing.
The 2012 Revolving Credit Agreement permits unlimited investments in joint ventures and unconsolidated subsidiaries, provided that no default exists, but limits the amount of cash distributions for such joint ventures and unconsolidated subsidiaries included in the calculation of the consolidated debt coverage ratio to 20% of consolidated EBITDA. In addition, the 2012 Revolving Credit Agreement provided that we would be in compliance with the consolidated debt coverage ratio as long as it did not exceed 6.50-to-1.00 for the rolling period ended June 30, 2012 or 6.00-to-1.00 for the rolling period ending September 30, 2012. The 2012 Revolving Credit further stipulates that if the Asphalt Operations were owned by an unconsolidated joint venture, the maximum allowed consolidated debt coverage would revert to 5.00-to-1.00, unless we consummated an acquisition, as discussed above.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Letters of credit issued under our 2012 Revolving Credit Agreement totaled $279.1 million as of December 31, 2012. Letters of credit are limited to $750.0 million and also may restrict the amount we can borrow under the 2012 Revolving Credit Agreement.
Senior Notes
NuStar Logistics’ Senior Notes. On February 2, 2012, NuStar Logistics issued $250.0 million of 4.75% senior notes under our May 13, 2010 shelf registration statement, which permits us to offer and sell various types of securities, including NuStar Energy common units and debt securities of NuStar Logistics and NuPOP (the 2010 Shelf Registration Statement). The net proceeds of $247.4 million were used to repay the outstanding principal amount of NuPOP’s $250.0 million 7.75% senior notes due February 15, 2012. The interest on the 4.75% senior notes is payable semi-annually in arrears on February 1 and August 1 of each year beginning on August 1, 2012. The notes will mature on February 1, 2022.
In July 2012, we repaid the $100.0 million of 6.875% senior notes due July 15, 2012 with borrowings under our 2012 Revolving Credit Agreement.
Interest is payable semi-annually in arrears for the $250.0 million of 4.75% senior notes, $450.0 million of 4.80% senior notes, $350.0 million of 7.65% senior notes and $229.9 million of 6.05% senior notes (collectively, the NuStar Logistics Senior Notes). The interest rate payable on the 7.65% senior notes is subject to adjustment if our debt rating is downgraded (or subsequently upgraded) by certain credit rating agencies. The interest rate on NuStar Logistics’ $350.0 million of 7.65% senior notes increased by 0.25% in July 2012 as a result of the S&P downgrade and by another 0.25% in January 2013 as a result of the Moody’s downgrade. The NuStar Logistics Senior Notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness of NuStar Logistics and contain restrictions on NuStar Logistics’ ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the NuStar Logistics Senior Notes. In addition, the NuStar Logistics Senior Notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions.
At the option of NuStar Logistics, the NuStar Logistics Senior Notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The 6.05% senior notes also include a change-in-control provision, which requires that (1) an investment-grade entity own, directly or indirectly, 51% of our general partner interests; and (2) we (or an investment-grade entity) own, directly or indirectly, all of the general partner and limited partner interests in NuStar Logistics.
NuPOP’s Senior Notes. As a result of the Kaneb Acquisition, we assumed the outstanding senior notes issued by NuPOP, having an aggregate face value of $500.0 million, and an aggregate fair value of $555.0 million at the acquisition date (the NuPOP Senior Notes). We use the effective interest method to amortize the difference between the fair value and the face value of the senior notes as a reduction of interest expense over the remaining lives of the senior notes. The senior notes were issued in two series, the first of which bore interest at 7.75% annually and matured in 2012, and the second series bears interest at 5.875% annually and matures in 2013.
The NuPOP Senior Notes do not contain sinking fund requirements. These notes contain restrictions on our ability to incur indebtedness secured by liens, to engage in certain sale-leaseback transactions, to engage in certain transactions with affiliates, as defined, and to utilize proceeds from the disposition of certain assets. At the option of NuPOP, the NuPOP Senior Notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date.
The NuStar Logistics Senior Notes are fully and unconditionally guaranteed by NuStar Energy. In connection with the Kaneb Acquisition, NuStar Energy fully and unconditionally guaranteed the outstanding senior notes issued by NuPOP. Additionally, effective July 1, 2005, both NuStar Logistics and NuPOP fully and unconditionally guaranteed the outstanding senior notes of the other. NuPOP will be released from its guarantee of senior notes issued by NuStar Logistics when it no longer guarantees any obligations of NuStar Energy, or any of its subsidiaries, including NuStar Logistics, under any bank facility or public debt instrument.
Gulf Opportunity Zone Revenue Bonds
In 2008, 2010 and 2011, the Parish of St. James, where our St. James, Louisiana, terminal is located, issued Revenue Bonds (NuStar Logistics, L.P. Project) Series 2008, Series 2010, Series 2010A, Series 2010B and Series 2011 associated with our St. James terminal expansion pursuant to the Gulf Opportunity Zone Act of 2005. The interest rate on these bonds is based on a weekly tax-exempt bond market interest rate, and interest is paid monthly. Following the issuance, the proceeds were deposited with a trustee and will be disbursed to us upon our request for reimbursement of expenditures related to our St. James terminal

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

expansion. We include the amount remaining in trust in “Other long-term assets, net,” and we include the amount of bonds issued in “Long-term debt, less current portion” in our consolidated balance sheets.
NuStar Logistics is solely obligated to service the principal and interest payments associated with the bonds. Certain lenders under our 2012 Revolving Credit Agreement issued letters of credit on our behalf to guarantee the payment of interest and principal on the bonds. These letters of credit rank equally with existing senior unsecured indebtedness of NuStar Logistics.
The following table summarizes Gulf Opportunity Zone Revenue Bonds outstanding as of December 31, 2012:

Date Issued	Maturity Date	Amount Outstanding	Amount of Letter of Credit		Amount Received from Trustee	Amount Remaining in Trust	Average Annual Interest Rate
		(Thousands of Dollars)
June 26, 2008	June 1, 2038	$55,440	$56,169		$55,440	$—	0.17%
July 15, 2010	July 1, 2040	100,000	101,315	(a)	100,000	—	0.17%
October 7, 2010	October 1, 2040	50,000	50,658		24,580	25,420	0.17%
December 29, 2010	December 1, 2040	85,000	86,118		24,481	60,519	0.17%
August 29, 2011	August 1, 2041	75,000	76,085		34,381	40,619	0.17%
	Total	$365,440	$370,345		$238,882	$126,558

(a)
On June 6, 2012, NuStar Logistics entered into a Letter of Credit Agreement with Mizuho Corporate Bank, Ltd., pursuant to which Mizuho issued a letter of credit in the amount of $101.3 million to the trustee associated with this bond issuance. This letter of credit ranks equally with existing senior unsecured indebtedness of NuStar Logistics but does not restrict the amount we can borrow under the 2012 Revolving Credit Agreement.

UK Term Loan
NuPOP’s UK subsidiary, NuStar Terminals Limited, is the party to the £21 million amended and restated term loan agreement (the UK Term Loan), which bore interest at 6.65% annually and had an original maturity date of December 10, 2012. On December 11, 2012, NuStar Terminals Limited amended the UK Term Loan to extend the maturity date to December 10, 2013.
In addition, the UK Term Loan will bear interest at 2.25% annually, subject to a one-time increase if our debt rating is downgraded by Moody’s. As such, the interest rate increased by 0.375% effective January 2013, following Moody’s downgrade. The amendment also ensures the covenants and ratios of the UK Term Loan are substantially the same as the 2012 Revolving Credit Agreement, as amended. Management believes that we comply with all ratios and covenants of the UK Term Loan as of December 31, 2012.
Our other long-term debt obligations do not contain any financial covenants. However, a default under any of our debt instruments would be considered an event of default under all of our debt instruments.
Port Authority of Corpus Christi Note Payable
The proceeds from the original $12.0 million note payable due to the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) were used for the construction of a crude oil storage facility in Corpus Christi, Texas. The note payable is due in annual installments of $1.2 million through December 31, 2015 and is collateralized by the crude oil storage facility. Interest on the unpaid principal balance accrues at a rate of 8.0% per annum. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi. The wharfage and dockage fees paid to the Port Authority of Corpus Christi in connection with the use of the crude oil storage facility have exceeded certain limits per the terms of the note, which have accelerated the repayment of the unpaid principal balance. On February 6, 2013, we repaid the remaining principle balance of $0.6 million.
Line of Credit
On July 2, 2012, our short-term line of credit that had an uncommitted borrowing capacity of up to $20.0 million was terminated. We borrowed and repaid $71.9 million during the year ended December 31, 2012 under this line of credit based on liquidity needs. The weighted-average interest rate related to outstanding borrowings under this short-term line of credit during the year ended December 31, 2012 was 2.0%.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS
Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures, pipeline integrity and operator qualifications, among others. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. The principal environmental and safety risks associated with our operations relate to unauthorized emissions into the air, unauthorized releases into soil, surface water or groundwater, and personal injury and property damage. Compliance with these environmental and safety laws, regulations and permits increases our capital expenditures and our overall cost of business, and violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties.
The pipelines in the Central West System, the East Pipeline, the North Pipeline and the Ammonia Pipeline are subject to federal regulation by one or more of the following governmental agencies or laws: the Federal Energy Regulatory Commission (the FERC), the Surface Transportation Board (the STB), the Department of Transportation (DOT), the Environmental Protection Agency (EPA) and the Homeland Security Act. Additionally, the operations and integrity of the pipelines are subject to the respective state jurisdictions along the route of the systems.
We have adopted policies, practices and procedures in the areas of pollution control, pipeline integrity, operator qualifications, public relations and education, product safety, process safety management, occupational health and the handling, storage, use and disposal of hazardous materials that are designed to prevent material environmental or other damage, to ensure the safety of our pipelines, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could result in changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of petroleum products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.
Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.
The balance of and changes in the accruals for environmental matters were as follows:

	Year Ended December 31,
	2012	2011
	(Thousands of Dollars)
Balance as of the beginning of year	$23,113	$8,569
Additions to accrual	4,766	4,054
San Antonio Refinery Acquisition	(5,957)	14,000
Payments	(5,242)	(3,498)
San Antonio Refinery Sale	(7,910)	—
Asphalt Sale	(3,300)	—
Foreign currency translation	71	(12)
Balance as of the end of year	$5,541	$23,113

Accruals for environmental matters are included in the consolidated balance sheets as follows:

	December 31,
	2012	2011
	(Thousands of Dollars)
Accrued liabilities	$2,717	$3,312
Other long-term liabilities	2,824	19,801
Accruals for environmental matters	$5,541	$23,113

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

15. COMMITMENTS AND CONTINGENCIES
Contingencies
We have contingent liabilities resulting from various litigation, claims and commitments, the most significant of which are discussed below. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated. Legal fees associated with defending the Partnership in legal matters are expensed as incurred. As of December 31, 2012, we have accrued $0.5 million for contingent losses. The amount that will ultimately be paid related to these matters may differ from the recorded accruals, and the timing of such payments is uncertain.
Grace Energy Corporation Matter. In 1997, Grace Energy Corporation (Grace Energy) sued subsidiaries of Kaneb Pipeline Partners, L.P. (KPP) and Kaneb Services LLC (KSL and collectively with KPP and their respective subsidiaries, Kaneb) in Texas state court. We acquired Kaneb on July 1, 2005. The complaint sought recovery of the cost of remediation of fuel leaks in the 1970s from a pipeline that had once connected a former Grace Energy terminal with Otis Air Force Base in Massachusetts (Otis AFB). Grace Energy alleges the Otis AFB pipeline and related environmental liabilities had been transferred in 1978 to an entity that was part of Kaneb’s acquisition of Support Terminal Services, Inc. and its subsidiaries from Grace Energy in 1993. Kaneb contends that it did not acquire the Otis AFB pipeline and never assumed any responsibility for any associated environmental damage.
In 2000, the court entered final judgment that: (i) Grace Energy could not recover its own remediation costs of $3.5 million, (ii) Kaneb owned the Otis AFB pipeline and its related environmental liabilities and (iii) Grace Energy was awarded $1.8 million in attorney costs. Both Kaneb and Grace Energy appealed the final judgment of the trial court to the Texas Court of Appeals in Dallas. In 2001, Grace Energy filed a petition in bankruptcy, which created an automatic stay of actions against Grace Energy. In September 2008, Grace Energy filed its Joint Plan of Reorganization and Disclosure Statement.
The Otis AFB is a part of a Superfund Site pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). The site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis AFB pipeline. Relying on the final judgment of the Texas state court assigning ownership of the Otis AFB pipeline to Kaneb, the United States Department of Justice (the DOJ) advised Kaneb in 2001 that it intends to seek reimbursement from Kaneb for the remediation costs associated with the two plumes. In November 2008, the DOJ forwarded information to us indicating that the past and estimated future remediation expenses associated with one plume are $71.9 million. We reached an agreement to settle the claims of the United States government with respect to the Otis AFB pipeline and to resolve the underlying dispute between Kaneb and Grace. The settlement was approved by the United States Bankruptcy Court for the District of Delaware and a consent decree was entered by the United States District Court for the District of Massachusetts. Pursuant to the terms of the settlement, we paid approximately $13.1 million to the U.S. government in July 2012 and received releases of claims from various private parties and a covenant not to sue from the U.S. government. In connection with the settlement, we recognized a gain of $28.7 million during the second quarter of 2012.
Other. We are also a party to additional claims and legal proceedings arising in the ordinary course of business. Due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity.
Commitments
Future minimum rental payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2012 are as follows:

	Payments Due by Period
	2013	2014	2015	2016	2017	There- after	Total
	(Thousands of Dollars)
Operating leases	$39,448	$31,718	$26,194	$22,344	$18,717	$97,135	$235,556
Purchase obligations:
Crude oil	2,375,412	2,375,412	593,854	—	—	—	5,344,678
Other purchase obligations	7,191	6,242	3,264	2,736	432	216	20,081

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Rental expense for all operating leases totaled $73.9 million, $70.0 million and $63.7 million for the years ended December 31, 2012, 2011 and 2010, respectively, including rental expense associated with the San Antonio Refinery, which is included in “(Loss) income from discontinued operations, net of tax” on the consolidated statements of income. Our operating leases consist primarily of the following:

•	a ten-year lease for tugs and barges utilized at our St. Eustatius facility for bunker fuel sales, with two five-year renewal options;

•	leases for tugs and barges utilized at our Point Tupper facility for bunker fuel sales, with lease terms ranging from five to ten years; and

•	land leases at various terminal facilities.
Our crude oil purchase obligations consist of a crude supply agreement to purchase an annual average of 75,000 barrels per day of crude oil over a minimum seven-year period from an affiliate of Petróleos de Venezuela S. A. (PDVSA), the national oil company of Venezuela. The value of this crude oil purchase obligations fluctuates according to a market-based pricing formula using published market indices, subject to adjustment per the agreement. We estimated the value of the crude oil purchase obligation based on market prices as of December 31, 2012. Simultaneously with the Asphalt Sale, we entered into a crude oil supply agreement with Asphalt JV that commits Asphalt JV to purchase from us a minimum amount of crude oil annually. See Note 18. Related Party Transactions for additional discussion of our agreements with Asphalt JV.

We entered into a crude purchase agreement with Statoil Brasil Oleo E Gas Limitada on November 17, 2010, which committed us to purchase an average of 10,000 barrels per day of crude oil over a three-year period, beginning in December 2011. We terminated this agreement in the fourth quarter of 2012.

16. FAIR VALUE MEASUREMENTS
We segregate the inputs used in measuring fair value into three levels: Level 1, defined as observable inputs such as quoted prices for identical assets or liabilities in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists. We consider counterparty credit risk and our own credit risk in the determination of all estimated fair values.
Product Imbalances
We value our assets and liabilities related to product imbalances using quoted market prices in active markets as of the reporting date.
Interest Rate Swaps
We estimate the fair value of both our fixed-to-floating and forward-starting interest rate swaps using discounted cash flows, which use observable inputs such as time to maturity and market interest rates.
Commodity Derivatives
We base the fair value of certain of our commodity derivative instruments on quoted prices on an exchange; accordingly, we include these in Level 1 of the fair value hierarchy. We also have derivative instruments for which we determine fair value using industry pricing services and other observable inputs, such as quoted prices on an exchange for similar derivative instruments. Therefore, we include these derivative instruments in Level 2 of the fair value hierarchy. See Note 17. Derivatives and Risk Management Activities for a discussion of our derivative instruments.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following assets and liabilities are measured at fair value:

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Other current assets:
Product imbalances	$1,232	$—	$—	$1,232
Commodity derivatives	1,001	8,357	—	9,358
Other long-term assets, net:
Commodity derivatives	—	9,206	—	9,206
Accrued liabilities:
Product imbalances	(1,686)	—	—	(1,686)
Commodity derivatives	—	(19,210)	—	(19,210)
Interest rate swaps	—	(40,911)	—	(40,911)
Total	$547	$(42,558)	$—	$(42,011)

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Other current assets:
Product imbalances	$2,117	$—	$—	$2,117
Commodity derivatives	2,978	9,134	—	12,112
Other long-term assets, net:
Commodity derivatives	—	27,084	—	27,084
Interest rate swaps	—	2,335	—	2,335
Accrued liabilities:
Product imbalances	(1,469)	—	—	(1,469)
Commodity derivatives	—	(5,424)	—	(5,424)
Interest rate swaps	—	(22,009)	—	(22,009)
Other long-term liabilities:
Interest rate swaps	—	(27,190)	—	(27,190)
Total	$3,626	$(16,070)	$—	$(12,444)

Fair Value of Financial Instruments
We recognize cash equivalents, receivables, the note receivable from related party, payables and debt in our consolidated balance sheets at their carrying amount. The fair values of these financial instruments, except for the note receivable from related party and debt, approximate their carrying amounts. The estimated fair value and carrying amount of our debt was as follows:

	December 31,
	2012	2011
	(Thousands of Dollars)
Fair value	$2,377,120	$2,377,565
Carrying amount	$2,411,004	$2,293,030

We estimated the fair value of our publicly-traded senior notes based upon quoted prices in active markets; therefore, we determined the fair value of our publicly traded senior notes falls in Level 1 of the fair value hierarchy. For our other debt, for which a quoted market price is not available, we estimated the fair value using a discounted cash flow analysis using current incremental borrowing rates for similar types of borrowing arrangements and determined the fair value falls in Level 2 of the fair value hierarchy.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2012, we also had a note receivable from related party of $95.7 million under the NuStar JV Facility. The note receivable related to the NuStar JV Facility is recorded at the outstanding principal amount, and the fair value of the note receivable was $91.7 million as of December 31, 2012. We estimated the fair value of the note receivable using discounted cash flows, which use observable inputs such as time to maturity and market interest rates, and determined the fair value falls in Level 2 of the fair value hierarchy. See Note 18. Related Party Transactions for additional information on the NuStar JV Facility.

17. DERIVATIVES AND RISK MANAGEMENT ACTIVITIES
We utilize various derivative instruments to manage our exposure to commodity price risk and manage our exposure to interest rate risk. Our risk management policies and procedures are designed to monitor interest rates, futures and swap positions and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules to help ensure that our hedging activities address our market risks. Our risk management committee oversees our trading controls and procedures and certain aspects of commodity and trading risk management. Our risk management committee also reviews all new commodity and trading risk management strategies in accordance with our risk management policy, as approved by our board of directors.
Interest Rate Risk
We are a party to certain interest rate swap agreements to manage our exposure to changes in interest rates. We entered into fixed-to-floating interest rate swap agreements associated with a portion of our fixed-rate senior notes. We account for our fixed-to-floating interest rate swaps as fair value hedges. In the fourth quarter of 2011, we entered into fixed-to-floating interest rate swap agreements with an aggregate notional amount of $270.0 million related to the 4.80% senior notes. Under the terms of these interest rate swap agreements, we receive a fixed 4.8% and will pay a variable rate based on one month USD LIBOR plus a percentage that varies with each agreement. During the year ended December 31, 2011, we entered into and terminated a fixed-to-floating interest rate swap agreement with a notional amount of $40.0 million related to the 7.65% senior notes issued in April 2008. We also terminated interest rate swap agreements with an aggregate notional amount of $617.5 million associated with our 4.80%, 6.05% and 6.875% senior notes during the year ended December 31, 2011. We received $33.4 million in connection with the terminations, which we are amortizing into “Interest expense, net” over the remaining lives of the associated senior notes. We included the proceeds from the termination of interest rate swap agreements in cash flows from financing activities on the consolidated statements of cash flows. As of December 31, 2011, the weighted-average interest rate that we paid under our fixed-to-floating interest rate swaps was 3.1%.
During the six months ended June 30, 2012, we entered into and terminated fixed-to-floating interest rate swap agreements with an aggregate notional amount of $200.0 million related to the 4.75% senior notes issued on February 2, 2012. Under the terms of these interest rate swap agreements, we received a fixed rate of 4.75% and paid a variable rate based on one month USD LIBOR plus a percentage that varied with each agreement. We also terminated fixed-to-floating interest rate swap agreements with an aggregate notional amount of $270.0 million associated with our 4.80% senior notes. We received $19.7 million in connection with the terminations, which we are amortizing into “Interest expense, net” over the remaining lives of the 4.80% and 4.75% senior notes. The termination payments are included in cash flows from financing activities on the consolidated statements of cash flows. We had no fixed-to-floating interest rate swaps as of December 31, 2012, and the total aggregate notional amount of the fixed-to-floating interest rate swaps was $270.0 million as of December 31, 2011.
We are also a party to forward-starting interest rate swap agreements related to forecasted probable debt issuances in 2013. Under the terms of the swaps, we will pay a fixed rate and receive a rate based on three month USD LIBOR. We entered into these swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. These swaps qualified and we designated them as cash flow hedges. In connection with the issuance of the 4.75% senior notes on February 2, 2012, we terminated forward-starting interest rate swap agreements with an aggregate notional amount of $225.0 million. We paid $25.4 million in connection with the terminations, which is being amortized into “Interest expense, net” over the life of the 4.75% senior notes. The termination payment is included in cash flows from financing activities on the consolidated statements of cash flows. As of December 31, 2012 and 2011, the total aggregate notional amount of the forward-starting interest rate swaps was $275.0 million and $500.0 million, respectively.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes information about our forward-starting swaps as of December 31, 2012:

Notional Amount	Period of Hedge	Weighted-Average Fixed Rate
(Thousands of Dollars)

$125,000	03/13 – 03/23	3.5%
150,000	06/13 – 06/23	3.5%
$275,000		3.5%

Commodity Price Risk
We are exposed to market risks related to the volatility of crude oil and refined product prices. In order to reduce the risk of commodity price fluctuations with respect to our crude oil and finished product inventories and related firm commitments to purchase and/or sell such inventories, we utilize commodity futures and swap contracts, which qualify and we designate as fair value hedges.
We entered into commodity swap contracts to hedge the price risk associated with the San Antonio Refinery. These contracts fixed the purchase price of crude oil and sales prices of refined products for a portion of the expected production of the San Antonio Refinery, thereby attempting to mitigate the risk of volatility of future cash flows associated with hedged volumes. These contracts qualified, and we designated them, as cash flow hedges. During the fourth quarter of 2011, we decided to adjust the refinery’s operations, which caused a shift in the future production yields of the San Antonio refinery. This change caused certain forecasted sales of gasoline products to be replaced with distillate sales; therefore, we concluded that these forecasted gasoline sales were probable not to occur, and we discontinued cash flow hedging treatment for the related commodity contracts. We recorded gains of $16.4 million related to these contracts for the year ended December 31, 2011, including $15.1 million which we reclassified from accumulated other comprehensive loss. In anticipation of the San Antonio Refinery Sale, we concluded that these forecasted sales were probable not to occur. Therefore, we discontinued cash flow hedging treatment for the related commodity contracts in December 2012 and incurred a loss of $21.7 million, which we reclassified from accumulated other comprehensive loss to “(Loss) income from discontinued operations, net of tax.”
Derivatives that are intended to hedge our commodity price risk, but fail to qualify as fair value or cash flow hedges, are considered economic hedges, and we record associated gains and losses in net income. Changes in the fair values are recorded in net income. We no longer enter into commodity derivatives without underlying physical inventory.
The volume of commodity contracts is based on open derivative positions and represents the combined volume of our long and short positions on an absolute basis, which totaled 18.4 million barrels and 27.8 million barrels as of December 31, 2012 and 2011, respectively.
As of December 31, 2012 and 2011, we had $6.2 million and $1.1 million, respectively, of margin deposits related to our derivative instruments.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair values of our derivative instruments included in our consolidated balance sheets were as follows:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31,
		2012	2011	2012	2011
		(Thousands of Dollars)
Derivatives Designated as Hedging Instruments:
Commodity contracts	Other current assets	$1,471	$36,116	$(811)	$(33,616)
Commodity contracts	Other long-term assets, net	—	86,052	—	(66,175)
Interest rate swaps	Other long-term assets, net	—	2,335	—	—
Interest rate swaps	Accrued liabilities	—	—	(40,911)	(22,009)
Interest rate swaps	Other long-term liabilities	—	—	—	(27,190)
Total		1,471	124,503	(41,722)	(148,990)

Derivatives Not Designated as Hedging Instruments:
Commodity contracts	Other current assets	22,269	15,568	(13,571)	(5,956)
Commodity contracts	Other long-term assets, net	39,322	7,207	(30,116)	—
Commodity contracts	Accrued liabilities	17,406	519	(36,616)	(5,943)
Total		78,997	23,294	(80,303)	(11,899)

Total Derivatives		$80,468	$147,797	$(122,025)	$(160,889)

The earnings impact of our derivative activity was as follows:

Derivatives Designated as Fair Value Hedging Instruments	Income Statement Location	Amount of Gain (Loss) Recognized in Income on Derivative (Effective Portion)	Amount of Gain (Loss) Recognized in Income on Hedged Item	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
		(Thousands of Dollars)
Year ended December 31, 2012:
Interest rate swaps	Interest expense, net	$17,345	$(17,345)	$—
Commodity contracts	Cost of product sales	(10,505)	12,139	1,634
Total		$6,840	$(5,206)	$1,634

Year ended December 31, 2011:
Interest rate swaps	Interest expense, net	$(55,183)	$54,588	$(595)
Commodity contracts	Cost of product sales	(10,228)	9,004	(1,224)
Total		$(65,411)	$63,592	$(1,819)

Year ended December 31, 2010:
Interest rate swaps	Interest expense, net	$(27,443)	$27,443	$—
Commodity contracts	Cost of product sales	(3,221)	13,946	10,725
Total		$(30,664)	$41,389	$10,725

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Derivatives Designated as Cash Flow Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Income Statement Location (a)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) (b)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
	(Thousands of Dollars)		(Thousands of Dollars)
Year ended December 31, 2012:
Interest rate swaps	$(17,069)	Interest expense, net	$(1,749)	$—
Commodity contracts	(77,200)	(Loss) income from discontinued operations	(51,483)	4,010
Total	$(94,269)		$(53,232)	$4,010

Year ended December 31, 2011:
Interest rate swaps	$(84,199)	Interest expense, net	$—	$—
Commodity contracts	30,747	(Loss) income from discontinued operations	5,030	(4,010)
Total	$(53,452)		$5,030	$(4,010)

Year ended December 31, 2010:
Interest rate swaps	$35,000	Interest expense, net	$—	$—
Commodity contracts	(1,440)	Cost of product sales	(1,680)	—
Total	$33,560		$(1,680)	$—

(a)
Amounts are included in specified location for both the gain (loss) reclassified from accumulated OCI into income (effective portion) and the gain (loss) recognized in income on derivative (ineffective portion).

(b)
For the years ended December 31, 2012 and 2011, the amount associated with commodity contracts includes losses of $21.7 million and gains of $15.1 million, respectively, as a result of our decision to discontinue cash flow hedging treatment because the hedged forecasted transactions were probable not to occur.

Derivatives Not Designated as Hedging Instruments	Income Statement Location	Amount of Gain (Loss) Recognized in Income
		(Thousands of Dollars)
Year ended December 31, 2012:
Commodity contracts	Revenues	$(7,654)
Commodity contracts	Cost of product sales	20,138
Commodity contracts	(Loss) income from discontinued operations	6,176
Total		$18,660

Year ended December 31, 2011:
Commodity contracts	Revenues	$235
Commodity contracts	Cost of product sales	(11,661)
Commodity contracts	Operating expenses	46
Commodity contracts	(Loss) income from discontinued operations	7,207
Total		$(4,173)

Year ended December 31, 2010:
Commodity contracts	Cost of product sales	$(3,050)
Commodity contracts	Operating expenses	(52)
Total		$(3,102)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For derivatives designated as cash flow hedging instruments, once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Interest expense, net” for our forward-starting interest rate swaps or to “(Loss) income from discontinued operations, net of tax” for our commodity contracts associated with the San Antonio Refinery. As of December 31, 2012, we expect to reclassify a loss of $4.7 million to “Interest expense, net” within the next twelve months. The maximum length of time over which we are hedging our exposure to the variability in future cash flows is approximately 5 months for our forward-starting interest rate swaps.

18. RELATED PARTY TRANSACTIONS
The following table summarizes information pertaining to related party transactions:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Revenues	$5,380	$1,039	$—
Operating expenses	$139,178	$144,274	$137,634
General and administrative expenses	$62,490	$66,220	$71,554
Interest income	$1,219	$—	$—
Expenses included in discontinued operations, net of tax	$(8,804)	$(6,288)	$—
NuStar GP, LLC
Our operations are managed by NuStar GP, LLC, the general partner of our general partner. Under a services agreement between NuStar Energy and NuStar GP, LLC, employees of NuStar GP, LLC perform services for our U.S. operations. Certain of our wholly owned subsidiaries employ persons who perform services for our international operations.
GP Services Agreement. NuStar Energy and NuStar GP, LLC entered into a services agreement effective January 1, 2008 (the GP Services Agreement). The GP Services Agreement provides that NuStar GP, LLC will furnish administrative and certain operating services necessary to conduct the business of NuStar Energy. All employees providing services to both NuStar GP Holdings and NuStar Energy are employed by NuStar GP, LLC; therefore, NuStar Energy reimburses NuStar GP, LLC for all employee costs, other than the expenses allocated to NuStar GP Holdings (the Holdco Administrative Services Expense). The GP Services Agreement has an original termination date of December 31, 2012, but will automatically renew every two-year unless terminated by either party upon six months’ prior written notice.
We had a payable to NuStar GP, LLC of $1.4 million and $6.7 million as of December 31, 2012 and 2011, respectively, with both amounts representing payroll, employee benefit plan expenses and unit-based compensation. We also had a long-term payable to NuStar GP, LLC as of December 31, 2012 and 2011 of $18.1 million and $14.5 million, respectively, related to amounts payable for retiree medical benefits and other post-employment benefits.
Non-Compete Agreement. On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P. and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased to be subject to the Amended and Restated Omnibus Agreement, dated March 31, 2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.
Asphalt JV
Financing Agreements and Credit Support. The NuStar JV Facility is an unsecured revolving credit facility provided by NuStar Energy that will be available to fund working capital needs and for general purposes of Asphalt JV in an aggregate principal amount not to exceed $250.0 million for a term of seven years. The NuStar JV Facility matures on September 28, 2019 and bears interest based on either an alternative base rate or a LIBOR-based rate. As of December 31, 2012, the interest rate was 2.8%. In the event NuStar Energy no longer owns an equity interest in Asphalt JV, the interest rate increases and the availability under the NuStar JV Facility is reduced to a maximum of $167.0 million after two years and $83.0 million after three years. As of December 31, 2012, our note receivable from Asphalt JV totaled $95.7 million under the NuStar JV Facility.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, during the term of the NuStar JV Facility, NuStar Energy will provide credit support, such as guarantees, letters of credit and cash collateral, as applicable, of up to $150.0 million. As of December 31, 2012, NuStar Energy has provided guarantees for commodity purchases, lease obligations and certain utilities for Asphalt JV with a maximum potential exposure of $137.1 million. In addition, NuStar has provided two guarantees to suppliers that do not specify a maximum amount, but for which we believe any amounts due would be minimal. A majority of the guarantees were in existence prior to the Asphalt Sale and have no expiration date. In the event NuStar Energy must fund its obligation under these guarantees, that amount will be added to borrowings under the NuStar JV Facility, but it will not reduce the availability under the NuStar Facility.
Terminal Service Agreements. Simultaneously with the Asphalt Sale, we entered into four terminal service agreements with Asphalt JV for our terminals in Wilmington, NC, Rosario, NM, Catoosa, OK and Houston, TX. Pursuant to the terms of the agreements, we provide aggregate storage capacity of 0.8 million barrels and blending services to Asphalt JV for a service charge of $1.5 million per year. The storage charge will be adjusted annually based on the percentage increase in the consumer price index. The terminal service agreements each have a term of ten years, with Asphalt JV's option to extend for an additional five years. Asphalt JV also has the option to terminate any terminal service agreement with 90 days written notice. If any of the terminal service agreements are extended, the storage charge will be based on the then-current fair market storage rates for comparable storage services charged by us to third parties.
In addition, we have terminal service agreements with Asphalt JV for our terminals in Jacksonville, FL, Dumfries, VA, and Baltimore, MD. These terminal service agreements have lease terms ranging from one to five years, with annual renewal options. Asphalt JV has the option to terminate any of these agreements at the end of a lease term with a 90 days written notice. Pursuant to the terms of the agreements, we provide aggregate storage capacity of approximately 0.6 million barrels to Asphalt JV for a storage charge of approximately $6.3 million per year, plus applicable throughput and handling fees.
Crude Oil Supply Agreements. In connection with the Asphalt Sale, NuStar Marketing LLC assigned the crude oil supply agreement (the PDVSA Crude Oil Supply Agreement) with an affiliate of Petróleos de Venezuela S. A. (PDVSA) to NuStar Logistics.
Simultaneously with the Asphalt Sale, we entered into a crude oil supply agreement with Asphalt JV (the Asphalt JV Crude Oil Supply Agreement) that commits Asphalt JV to purchase from us in a given year the lesser of (i) the number of barrels of crude oil required to be purchased by us from PDVSA under the PDVSA Crude Oil Supply Agreement for such year or (ii) 35,000 barrels per day of crude oil multiplied by the number of days in such year. The price for the crude oil under this agreement will be the actual price paid by us to PDVSA under the PDVSA Crude Oil Supply Agreement and will include any credits received or adjustments made. The Asphalt JV Crude Oil Supply Agreement is effective for the term of the PDVSA Crude Oil Supply Agreement. As of December 31, 2012, we had a receivable from Asphalt JV of $109.4 million mainly associated with crude oil sales under the Asphalt JV Crude Oil Supply Agreement.
Services Agreements Between Asphalt JV and NuStar GP,LLC. In conjunction with the Asphalt Sale, NuStar GP, LLC entered into a services agreement with Asphalt JV, effective September 28, 2012 (the Asphalt JV Services Agreement). The Asphalt JV Services Agreement provides that NuStar GP, LLC will furnish certain administrative and other operating services necessary to conduct the business of Asphalt JV. Asphalt JV will compensate NuStar GP, LLC for these services through an annual fee totaling $10.0 million, subject to adjustment based on the annual merit increase percentage applicable to NuStar GP, LLC employees for the most recently completed contract year. The Asphalt JV Services Agreement will terminate on December 31, 2017 and will automatically renew for successive two-year terms. Asphalt JV may terminate the Asphalt JV Services Agreement at any time, with 180 days prior written notice or reduce the level of service with 45 days prior written notice.
In addition, NuStar GP, LLC entered into an employee services agreement with Asphalt JV, effective September 28, 2012 (the Asphalt JV Employee Services Agreement). The Asphalt JV Employee Services Agreement provided that certain of NuStar GP, LLC employees would provide employee-services to Asphalt JV. In exchange, Asphalt JV would reimburse NuStar GP, LLC for the compensation expense of those employees at the same rates that were in effect at the effective date of the Asphalt JV Employee Services Agreement, including an annual bonus amount that does not exceed NuStar GP, LLC’s target bonus plan. The employees covered under the Asphalt JV Employee Services Agreement were not entitled to any new unit-based compensation grants from NuStar GP, LLC, and Asphalt JV was not responsible for unit-based compensation costs prior to the effective date. The Asphalt JV Employee Services Agreement terminated on December 31, 2012, and effective January 1, 2013, those employees became employees of NuStar Asphalt Refining, LLC.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

19. EMPLOYEE BENEFIT PLANS AND LONG-TERM INCENTIVE PLANS
Employee Benefit Plans
We rely on employees of NuStar GP, LLC to provide the necessary services to conduct our U.S. operations. NuStar GP, LLC sponsors various employee benefit plans.
The NuStar Pension Plan (the Pension Plan) is a qualified non-contributory defined benefit pension plan that became effective July 1, 2006. The Pension Plan covers substantially all of NuStar GP, LLC’s employees and generally provides eligible employees with retirement income calculated under a final average pay formula (FAP) or a cash balance formula. Employees hired before January 1, 2011 are covered under FAP, which is based on years of service and compensation during their period of service, and employees become fully vested in their benefits upon attaining five years of vesting service. Employees hired on January 1, 2011 or after are covered under the cash balance formula, which is based on age and service and interest credits, and employees become fully vested in their benefits upon attaining three years of vesting service.
NuStar GP, LLC also maintains an excess pension plan (the Excess Pension Plan) and a supplemental executive retirement plan (the SERP). The Excess Pension Plan and the SERP are nonqualified deferred compensation plans that provide benefits to a select group of management or other highly compensated employees of NuStar GP, LLC. Benefits under the Excess Pension Plan and the SERP are generally payable in a single lump sum payment upon the employee’s separation from service.
The NuStar Thrift Plan (the Thrift Plan) is a qualified employee profit-sharing plan that became effective June 26, 2006. Participation in the Thrift Plan is voluntary and is open to substantially all NuStar GP, LLC employees upon their date of hire, except for part-time employees (as defined in the Thrift Plan), who become eligible upon completing one year of service (as defined in the Thrift Plan). Thrift Plan participants can contribute from 1% up to 30% of their total annual compensation to the Thrift Plan in the form of pre-tax and/or after tax employee contributions. NuStar GP, LLC makes matching contributions in an amount equal to 100% of each participant’s employee contributions up to a maximum of 6% of the participant’s total annual compensation.

NuStar GP, LLC also maintains an excess thrift plan (the Excess Thrift Plan) that became effective July 1, 2006. The Excess Thrift Plan is a nonqualified deferred compensation plan that provides benefits to those employees of NuStar GP, LLC whose compensation and/or annual contributions under the Thrift Plan are subject to the limitations applicable to qualified retirement plans under the Internal Revenue Code of 1986, as amended. Benefits under the Excess Thrift Plan are generally payable in a single lump sum payment upon the employee’s separation from service.
NuStar GP, LLC also provides a post-retirement medical benefits plan for retired employees, referred to as other post-retirement benefits.
None of the Excess Thrift Plan, the Excess Pension Plan or the SERP is intended to constitute either a qualified plan under the provisions of Section 401 of the Internal Revenue Code or a funded plan subject to the Employee Retirement Income Security Act.
We also maintain several other defined contribution plans for certain international employees located in Canada, the Netherlands and the United Kingdom. For the years ended December 31, 2012, 2011 and 2010, our costs for these plans totaled $2.6 million, $2.6 million and $2.5 million, respectively.
Long-Term Incentive Plans
NuStar GP, LLC also sponsors the following:

•
The Third Amended and Restated 2000 Long-Term Incentive Plan (the 2000 LTIP), under which NuStar GP, LLC may award up to 3,250,000 NS common units. Awards under the 2000 LTIP can include NS unit options, restricted units, performance awards, distribution equivalent rights (DER) and contractual rights to receive common units. As of December 31, 2012, a total of 1,569,173 NS common units remained available to be awarded under the 2000 LTIP.

•
The 2003 Employee Unit Incentive Plan (the UIP) under which NuStar GP, LLC may award up to 500,000 NS common units to employees of NuStar GP, LLC or its affiliates, excluding officers and directors of NuStar GP, LLC and its affiliates. Awards under the UIP can include NS unit options, restricted units and DER. As of December 31, 2012, a total of 226,277 NS common units remained available to be awarded under the UIP.

•
The 2002 Unit Option Plan under which NuStar GP, LLC may award up to 200,000 NS unit options to officers and directors of NuStar GP, LLC or its affiliates, of which substantially all of the NS unit options have been awarded as of December 31, 2012.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•
The 2006 Long-Term Incentive Plan (the 2006 LTIP) under which NuStar GP Holdings may award up to 2,000,000 NSH units to employees, consultants and directors of NuStar GP Holdings and its affiliates, including us. Awards under the 2006 LTIP can include NSH unit options, performance awards, DER, restricted units, phantom units, unit grants and unit appreciation rights. As of December 31, 2012, a total of 1,510,971 NSH units remained available to be awarded under the 2006 LTIP.

The number of awards granted under the above-described plans were as follows:

	Year Ended December 31,
	2012		2011		2010
	Granted	Vesting	Granted	Vesting	Granted	Vesting
2000 LTIP:
Performance awards	33,445	(a)	27,111	(a)	21,380	(a)
Restricted units	231,855	1/5 per year	208,195	1/5 per year	191,430	1/5 per year
Restricted units (grants to non-employee directors of NuStar GP, LLC)	8,170	1/3 per year	6,760	1/3 per year	3,938	1/3 per year
UIP:
Restricted units (b)	15,382	1/5 per year	14,005	1/5 per year	11,520	1/5 per year
2006 LTIP:
Restricted units	25,640	1/5 per year	24,970	1/5 per year	21,935	1/5 per year
Restricted units (grants to non-employee directors of NuStar GP Holdings) (c)	10,601	1/3 per year	9,987	1/3 per year	6,156	1/3 per year

(a)	Performance awards vest 1/3 per year if certain performance measures are met.

(b)
The UIP restricted unit grants include 3,392, 2,880 and 2,460 restricted unit awards granted to certain international employees for the years ended December 31, 2012, 2011 and 2010, respectively, that vest 1/3 per year, as defined in the award agreements.

(c)	We do not reimburse NuStar GP, LLC for compensation expense relating to these awards.
Our share of compensation expense related to the various long-term incentive plans and benefit plans described above is as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Long-term incentive plans	$7,745	$8,521	$20,349
Benefit plans	$17,921	$13,684	$13,129

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

20. OTHER (EXPENSE) INCOME
Other (expense) income consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Loss on deconsolidation of Asphalt JV	(23,800)	—	—
(Loss) gain from sale or disposition of assets	(3,351)	209	(510)
Storage agreement early termination costs	—	(5,000)	—
Contingent loss adjustment	—	(3,250)	—
Gain from insurance recoveries	—	—	13,500
Foreign exchange (losses) gains	(1,422)	2,078	(1,507)
Other, net	2,062	2,620	4,451
Other (expense) income, net	$(26,511)	$(3,343)	$15,934
For the year ended December 31, 2011, “Other (expense) income, net” included $5.0 million in costs associated with the early termination of a third-party storage agreement at our Paulsboro, New Jersey asphalt refinery and a contingent loss adjustment of $3.3 million related to a legal settlement.
The gain from insurance recoveries for the year ended December 31, 2010 resulted from insurance claims related to damage primarily at our Texas City, Texas terminal caused by Hurricane Ike in 2008.

21. PARTNERS’ EQUITY
Issuance of Common Units
On September 10, 2012, we issued 7,130,000 common units representing limited partner interests at a price of $48.94 per unit under our 2010 Shelf Registration Statement. We used the net proceeds from this offering of $343.9 million, including a contribution of $7.1 million from our general partner to maintain its 2% general partner interest, for general partnership purposes, including repayments of outstanding borrowings under our 2012 Revolving Credit Agreement and working capital purposes.
On December 9, 2011, we issued 6,037,500 common units representing limited partner interests at a price of $53.45 per unit under our 2010 Shelf Registration Statement. We used the net proceeds from this offering of $318.0 million, including a contribution of $6.6 million from our general partner to maintain its 2% general partner interest, mainly to reduce outstanding borrowings under our 2007 Revolving Credit Agreement.
Our shelf registration statement on Form S-3 became effective on April 29, 2011, which permits us to offer and sell various types of securities, including NuStar Energy common units and debt securities of NuStar Logistics and NuPOP, having an aggregate value of up to $200.0 million (the 2011 Shelf Registration Statement). On May 23, 2011, in connection with the 2011 Shelf Registration Statement, we entered into an Equity Distribution Agreement (the Equity Distribution Agreement) with Citigroup Global Markets Inc. (Citigroup). Under the Equity Distribution Agreement, we may from time to time sell an aggregate of up to $200.0 million NuStar Energy common units representing limited partner interests, using Citigroup as our sales agent. In September and October 2011, we issued 108,029 NuStar Energy common units under the Equity Distribution Agreement for net proceeds of $6.0 million, including a contribution of $0.1 million from our general partner to maintain its 2% general partner interest.
On May 19, 2010, we issued 4,400,000 common units representing limited partner interests at a price of $56.55 per unit under our 2010 Shelf Registration Statement. We used the net proceeds from this offering of $245.2 million, including a contribution of $5.1 million from our general partner to maintain its 2% general partner interest, mainly to reduce outstanding borrowings under our 2007 Revolving Credit Agreement and for the Asphalt Holdings Acquisition.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accumulated Other Comprehensive Income (Loss)
The balance of and changes in the components included in “Accumulated other comprehensive income (loss)” were as follows:

	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
	(Thousands of Dollars)
Balance as of January 1, 2010	$8,050	$(240)	$7,810
Activity	3,450	35,240	38,690
Balance as of December 31, 2010	11,500	35,000	46,500
Activity	(15,425)	(58,482)	(73,907)
Balance as of December 31, 2011	(3,925)	(23,482)	(27,407)
Activity	9,579	(41,037)	(31,458)
Balance as of December 31, 2012	$5,654	$(64,519)	$(58,865)
Other comprehensive income (loss) attributable to the noncontrolling interest consisted of foreign currency translation adjustment gains of $1.1 million and losses of $3.0 million, for the years ended December 31, 2012 and 2011, respectively. We did not have a noncontrolling interest for the year ended December 31, 2010.
Allocations of Net Income
General Partner. Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are made after giving effect to priority income allocations, if any, in an amount equal to incentive cash distributions allocated 100% to the general partner. The following table details the calculation of net income applicable to the general partner:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Net (loss) income attributable to NuStar Energy L.P.	$(226,616)	$221,461	$238,970
Less general partner incentive distribution (a)	41,242	36,319	33,304
Net (loss) income after general partner incentive distribution	(267,858)	185,142	205,666
General partner interest	2%	2%	2%
General partner allocation of net (loss) income after general partner incentive distribution	(5,356)	3,703	4,113
General partner incentive distribution	41,242	36,319	33,304
Net income applicable to general partner	$35,886	$40,022	$37,417

(a)
The net income allocation to the general partner’s incentive distribution is less than the actual distribution made with respect to 2011, which is shown in the distribution table below, due to the issuance of common units after the end of the third quarter but before the record date.

Cash Distributions
We make quarterly distributions of 100% of our available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner, in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. The limited partner unitholders are entitled to receive a minimum quarterly distribution of 0.60 per unit each quarter ($2.40 annualized). Our cash is first distributed 98% to the limited partners and 2% to the general partner until the amount distributed to our unitholders is equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution for any prior quarter. Cash in excess of the minimum quarterly distributions is distributed to our unitholders and our general partner based on the percentages shown below.
Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds specified target levels shown below:

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Percentage of Distribution
Quarterly Distribution Amount per Unit	Unitholders	General Partner
Up to $0.60	98%	2%
Above $0.60 up to $0.66	90%	10%
Above $0.66	75%	25%

The following table reflects the allocation of total cash distributions to our general and limited partners applicable to the period in which the distributions are earned:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars, Except Per Unit Data)
General partner interest	$7,486	$6,630	$6,227
General partner incentive distribution	41,242	36,326	33,304
Total general partner distribution	48,728	42,956	39,531
Limited partners’ distribution	325,526	288,550	271,847
Total cash distributions	$374,254	$331,506	$311,378

Cash distributions per unit applicable to limited partners	$4.380	$4.360	$4.280
In February 2013, we declared a quarterly cash distribution of $1.095 that was paid on February 14, 2013 to unitholders of record on February 11, 2013. This distribution related to the fourth quarter of 2012 and totaled $98.1 million, of which $12.8 million represented our general partner’s interest and incentive distribution.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. NET INCOME PER UNIT
The following table details the calculation of earnings per unit:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars, Except Per Unit Data)
Net (loss) income attributable to NuStar Energy L.P.	$(226,616)	$221,461	$238,970
Less general partner distribution (including IDR)	48,728	42,948	39,531
Less limited partner distribution	325,526	288,497	271,847
Distributions greater than earnings	$(600,870)	$(109,984)	$(72,408)

General partner earnings:
Distributions	$48,728	$42,948	$39,531
Allocation of distributions greater than earnings (2%)	(12,019)	(2,201)	(1,447)
Total	$36,709	$40,747	$38,084

Limited partner earnings:
Distributions	$325,526	$288,497	$271,847
Allocation of distributions greater than earnings (98%)	(588,851)	(107,783)	(70,961)
Total	$(263,325)	$180,714	$200,886

Weighted-average limited partner units outstanding	72,957,417	65,018,301	62,946,987

Net (loss) income per unit applicable to limited partners	$(3.61)	$2.78	$3.19

23. STATEMENTS OF CASH FLOWS
Changes in current assets and current liabilities were as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Decrease (increase) in current assets:
Accounts receivable	$160,435	$(230,980)	$(90,369)
Receivable from related parties	(113,018)	—	—
Inventories	112,589	(160,139)	(26,595)
Income tax receivable	2,921	(4,265)	—
Other current assets	(26,050)	(1,825)	31,373
Increase (decrease) in current liabilities:
Accounts payable	(43,451)	140,898	80,980
Payable to related party	(5,339)	(3,603)	(218)
Accrued interest payable	(6,092)	126	8,179
Accrued liabilities	11,259	(10,087)	(6,488)
Taxes other than income tax	(2,444)	2,574	(4,793)
Income tax payable	(563)	1,848	1,064
Changes in current assets and current liabilities	$90,247	$(265,453)	$(6,867)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable consolidated balance sheets due to:

•	the changes in assets held for sale being reflected in the line items to which the changes relate in the table above;

•	current assets and current liabilities acquired and disposed during the period; and

•	the effect of foreign currency translation.
Non-cash investing and financing activities for the years ended December 31, 2012, 2011 and 2010 mainly consist of changes in the fair values of our fixed-to-floating and forward-starting interest rate swaps.
Cash flows related to interest and income taxes were as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Cash paid for interest, net of amount capitalized	$110,679	$109,027	$87,653
Cash paid for income taxes, net of tax refunds received	$21,032	$14,920	$13,062

24. INCOME TAXES
Components of income tax expense related to certain of our operations conducted through separate taxable wholly owned corporate subsidiaries were as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Current:
U.S.	$4,469	$3,730	$2,010
Foreign	16,483	8,632	11,464
Total current	20,952	12,362	13,474

Deferred:
U.S.	6,033	1,009	(3,786)
Foreign	(4,491)	3,342	2,053
Total deferred	1,542	4,351	(1,733)

Total income tax expense	$22,494	$16,713	$11,741
The difference between income tax expense recorded in our consolidated statements of income and income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax due to our status as a limited partnership.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows:

	December 31,
	2012	2011
	(Thousands of Dollars)
Deferred income tax assets:
Net operating losses	$25,567	$17,089
Environmental and legal reserves	291	14,822
Capital loss	—	1,044
Valuation allowance	(78)	(1,161)
Total deferred income tax assets	25,780	31,794

Deferred income tax liabilities:
Property, plant and equipment	(54,155)	(57,392)
Other	(631)	(698)
Total deferred income tax liabilities	(54,786)	(58,090)

Net deferred income tax liability	$(29,006)	$(26,296)

Reported on the consolidated balance sheets as:
Deferred income tax asset	$3,108	$9,141
Deferred income tax liability	(32,114)	(35,437)
Net deferred income tax liability	$(29,006)	$(26,296)

As of December 31, 2012, our U.S. corporate operations have net operating loss carryforwards for tax purposes totaling approximately $72.1 million, which are subject to various limitations on use and expire in years 2021 through 2031.
As of December 31, 2012 and 2011, we recorded a valuation allowance of $0.1 million and $1.2 million, respectively, related to our foreign deferred tax assets. We estimate the amount of valuation allowance based upon our expectations of taxable income in the various jurisdictions in which we operate and the period over which we can utilize those future deductions. The valuation allowance reflects uncertainties related to our ability to utilize certain net operating loss carryforwards before they expire. In 2012, we decreased the valuation allowance for the foreign net operating loss by $1.1 million due to changes in our estimates of the amount of those loss carryforwards that will be realized, based upon future taxable income and potential tax planning strategies.
The realization of net deferred income tax assets recorded as of December 31, 2012 is dependent upon our ability to generate future taxable income in the United States. We believe it is more-likely-than not that the deferred income tax assets as of December 31, 2012 will be realized, based on expected future taxable income and potential tax planning strategies.
Grace Energy Corporation Matter
In connection with the settlement of the Grace Energy Corporation matter, we recognized a pre-tax gain of $28.7 million within one of our taxable subsidiaries. As a result, we recorded related income tax expense of $10.1 million, resulting from the reduction of the related deferred income tax asset. See Note 15. Commitments and Contingencies for a discussion on the Grace Energy Corporation matter.
Canadian Income Tax Audit
During the second quarter of 2012, we recorded $1.0 million of additional income tax liability and $2.2 million of interest and penalties associated with an ongoing Canadian income tax audit for the years 2006 through 2011. We also recorded $1.3 million of Canadian withholding tax and $0.7 million of interest and penalties associated with the withholding tax liability related to interest payments made from our Canadian subsidiaries to a United States entity from 2003 to 2009. We believe that adequate provisions for uncertainties related to the Canadian audits have been reflected in the financial statements.
St. Eustatius Tax Agreement
On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement required a subsidiary of

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Kaneb, which we acquired on July 1, 2005, to pay the greater of 2% of taxable income, as defined therein, or 500,000 Netherlands Antilles guilders (approximately $0.3 million) per year. The agreement further provided that any amounts paid in order to meet the minimum annual payment were available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income. On February 22, 2006, we entered into a revised agreement (the 2005 Tax and Maritime Agreement) with the governments of St. Eustatius and the Netherlands Antilles. The 2005 Tax and Maritime Agreement was effective beginning January 1, 2005 and expires on December 31, 2014. Under the terms of the 2005 Tax and Maritime Agreement, we agreed to make a one-time payment of 5.0 million Netherlands Antilles guilders (approximately $2.8 million) in full and final settlement of all of our liabilities, taxes, fees, levies, charges, or otherwise (including settlement of audits) due or potentially due to St. Eustatius. We further agreed to pay an annual minimum profit tax to St. Eustatius of 1.0 million Netherlands Antilles guilders (approximately $0.6 million), beginning as of January 1, 2005. We agreed to pay the minimum annual profit tax in twelve equal monthly installments. To the extent the minimum annual profit tax exceeds 2% of taxable profit (as defined in the 2005 Tax and Maritime Agreement), we can carry forward that excess to offset future tax liabilities. If the minimum annual profit tax is less than 2% of taxable profit, we agreed to pay that difference.
Effective January 1, 2011, the Netherlands Antilles was dissolved, and St. Eustatius became part of the Netherlands. We are uncertain of the impact, if any, to our overall tax liability in St. Eustatius.

25. SEGMENT INFORMATION
Our reportable business segments consist of storage, transportation, and asphalt and fuels marketing. Our segments represent strategic business units that offer different services and products. We evaluate the performance of each segment based on its respective operating income, before general and administrative expenses and certain non-segmental depreciation and amortization expense. General and administrative expenses are not allocated to the operating segments since those expenses relate primarily to the overall management at the entity level. Our principal operations include terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and petroleum refining and marketing. Beginning September 28, 2012, we no longer have asphalt refining due to the Asphalt Sale. Intersegment revenues result from storage and throughput agreements with wholly owned subsidiaries of NuStar Energy at lease rates consistent with rates charged to third parties for storage and at pipeline tariff rates based upon the applicable published tariff. Related party revenues mainly result from storage agreements with out joint ventures and the noncontrolling shareholder of our Turkey subsidiary.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Results of operations for the reportable segments were as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Revenues:
Storage:
Third parties	$524,249	$513,450	$475,624
Intersegment	66,804	52,282	44,214
Related party	4,589	1,039	—
Total storage	595,642	566,771	519,838
Transportation:
Third parties	340,455	311,449	315,690
Intersegment	—	65	382
Total transportation	340,455	311,514	316,072
Asphalt and fuels marketing:
Third parties	5,085,592	5,445,877	3,611,747
Intersegment	—	9,782	4,143
Related party	791	—	—
Total asphalt and fuels marketing	5,086,383	5,455,659	3,615,890
Consolidation and intersegment eliminations	(66,804)	(62,129)	(48,739)
Total revenues	$5,955,676	$6,271,815	$4,403,061

Depreciation and amortization expense:
Storage	$93,449	$87,737	$77,071
Transportation	52,878	51,165	50,617
Asphalt and fuels marketing	11,253	20,949	20,257
Total segment depreciation and amortization expense	157,580	159,851	147,945
Other depreciation and amortization expense	7,441	6,738	5,857
Total depreciation and amortization expense	$165,021	$166,589	$153,802

Operating (loss) income:
Storage	$194,567	$193,395	$178,947
Transportation	158,590	146,403	148,571
Asphalt and fuels marketing	(296,785)	71,854	90,861
Consolidation and intersegment eliminations	303	(52)	276
Total segment operating income	56,675	411,600	418,655
Less general and administrative expenses	(104,756)	(103,050)	(110,241)
Less other depreciation and amortization expense	(7,441)	(6,738)	(5,857)
Other asset impairment loss	(3,295)	—	—
Gain on legal settlement	28,738	—	—
Total operating (loss) income	$(30,079)	$301,812	$302,557

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues by geographic area are shown in the table below.

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
United States	$4,237,648	$4,530,810	$3,326,674
Netherlands	1,438,297	1,564,062	914,144
Other	279,731	176,943	162,243
Consolidated revenues	$5,955,676	$6,271,815	$4,403,061
For the years ended December 31, 2012 and 2011, Valero Energy Corporation accounted for approximately 11%, or $668.1 million, and 10%, or $684.1 million, of our consolidated revenues, respectively. These revenues were included in all of our reportable business segments. For the year ended December 31, 2010, no single customer accounted for 10% or more of our consolidated revenues.
Long-lived assets include property, plant and equipment, intangible assets subject to amortization and certain long-lived assets included in “Other long-term assets, net” in the consolidated balance sheets. Total amounts of long-lived assets by geographic area were as follows:

	December 31,
	2012	2011
	(Thousands of Dollars)
United States	$3,031,559	$3,166,784
Netherlands	464,226	446,855
Other	226,837	219,911
Consolidated long-lived assets	$3,722,622	$3,833,550
Total assets by reportable segment were as follows:

	December 31,
	2012	2011
	(Thousands of Dollars)
Storage	$2,627,946	$2,597,904
Transportation	1,720,711	1,251,474
Asphalt and fuels marketing	885,661	1,717,960
Total segment assets	5,234,318	5,567,338
Other partnership assets	378,771	313,852
Total consolidated assets	$5,613,089	$5,881,190

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Changes in the carrying amount of goodwill were as follows:

	Storage	Transportation	Asphalt and Fuels Marketing	Total
	(Thousands of Dollars)
Balance as of January 1, 2011	$585,167	$174,848	$53,255	$813,270
Turkey Acquisition preliminary purchase price allocation	33,734	—	—	33,734
Other (a)	(287)	—	—	(287)
Balance as of December 31, 2011	618,614	174,848	53,255	846,717
TexStar Acquisition preliminary purchase price allocation	—	127,896	—	127,896
Asphalt Operations impairment	—	—	(22,132)	(22,132)
Terminal sales (b)	(3,764)	—	—	(3,764)
Other (a)	2,307	—	—	2,307
Balance as of December 31, 2012	$617,157	$302,744	$31,123	$951,024

(a)
Includes purchase price adjustments related to acquisitions still subject to the measurement period that ends at the earlier of 12 months from the acquisition date or when information becomes available. Also includes foreign currency translation adjustments.

(b)	Goodwill associated with five terminals in Georgia and Alabama sold on April 16, 2012.
Capital expenditures, including acquisitions and investments in other noncurrent assets, by reportable segment were as follows:

	Year Ended December 31,
	2012	2011	2010
	(Thousands of Dollars)
Storage	$161,672	$263,918	$241,491
Transportation	493,028	45,170	21,300
Asphalt and fuels marketing	20,333	90,683	26,387
Other partnership assets	53,982	45,569	27,147
Total capital expenditures	$729,015	$445,340	$316,325

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
NuStar Energy has no operations and its assets consist mainly of its investments in NuStar Logistics and NuPOP, both wholly owned subsidiaries. The senior notes issued by NuStar Logistics and NuPOP are fully and unconditionally guaranteed by NuStar Energy, and both NuStar Logistics and NuPOP fully and unconditionally guarantee the outstanding senior notes of the other. As a result, the following condensed consolidating financial statements are being presented as an alternative to providing separate financial statements for NuStar Logistics and NuPOP.

Condensed Consolidating Balance Sheets
December 31, 2012
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$7,033	$1,112	$—	$75,457	$—	$83,602
Receivables	—	157,452	10,561	340,144	(10,381)	497,776
Inventories	—	2,320	5,590	165,349	(31)	173,228
Income tax receivable	—	—	—	1,265	—	1,265
Other current assets	—	26,353	1,468	37,417	—	65,238
Assets held for sale	—	35,337	—	82,997	—	118,334
Intercompany receivable	—	353,384	599,599	—	(952,983)	—
Total current assets	7,033	575,958	617,218	702,629	(963,395)	939,443
Property, plant and equipment, net	—	1,423,991	582,299	1,232,170	—	3,238,460
Intangible assets, net	—	18,733	—	73,702	—	92,435
Goodwill	—	145,990	170,652	634,382	—	951,024
Investment in wholly owned subsidiaries	3,133,097	161,957	1,208,595	2,329,595	(6,833,244)	—
Investment in joint ventures	—	35,883	—	67,062	—	102,945
Deferred income tax asset	—	—	—	3,108	—	3,108
Note receivable from related party	—	95,711	—	—	—	95,711
Other long-term assets, net	490	148,384	26,330	14,759	—	189,963
Total assets	3,140,620	2,606,607	2,605,094	5,057,407	(7,796,639)	5,613,089
Liabilities and Partners’ Equity
Current portion of long-term debt	$—	$1,313	$250,967	$34,142	$—	$286,422
Payables	15	122,706	12,657	274,044	(10,381)	399,041
Accrued interest payable	—	22,512	1,224	5	—	23,741
Accrued liabilities	862	76,322	7,542	39,477	—	124,203
Taxes other than income tax	129	5,671	2,830	1,263	—	9,893
Income tax payable	—	247	—	2,424	—	2,671
Intercompany payable	508,365	—	—	444,618	(952,983)	—
Total current liabilities	509,371	228,771	275,220	795,973	(963,364)	845,971
Long-term debt, less current portion	—	2,124,582	—	—	—	2,124,582
Long-term payable to related party	—	12,629	—	5,442	—	18,071
Deferred income tax liability	—	—	—	32,114	—	32,114
Other long-term liabilities	—	2,701	279	4,376	—	7,356
Total partners’ equity	2,631,249	237,924	2,329,595	4,219,502	(6,833,275)	2,584,995
Total liabilities and partners’ equity	$3,140,620	$2,606,607	$2,605,094	$5,057,407	$(7,796,639)	$5,613,089

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheets
December 31, 2011
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$139	$14	$—	$17,344	$—	$17,497
Receivables, net	—	27,533	6,877	514,477	(1,079)	547,808
Inventories	—	2,311	6,370	579,152	(48)	587,785
Income tax receivable	—	—	—	4,148	—	4,148
Other current assets	—	9,796	2,423	31,466	—	43,685
Intercompany receivable	—	893,268	780,066	—	(1,673,334)	—
Total current assets	139	932,922	795,736	1,146,587	(1,674,461)	1,200,923
Property, plant and equipment, net	—	1,150,318	596,229	1,683,921	—	3,430,468
Intangible assets, net	—	1,966	—	36,957	—	38,923
Goodwill	—	18,094	170,652	657,971	—	846,717
Investment in wholly owned subsidiaries	3,386,170	220,513	1,159,620	2,216,792	(6,983,095)	—
Investment in joint ventures	—	—	—	66,687	—	66,687
Deferred income tax asset	—	—	—	9,141	—	9,141
Other long-term assets, net	364	192,007	26,329	69,631	—	288,331
Total assets	$3,386,673	$2,515,820	$2,748,566	$5,887,687	$(8,657,556)	$5,881,190
Liabilities and Partners’ Equity
Current portion of long-term debt	$—	$331,317	$1,060	$32,582	$—	$364,959
Payables	—	32,590	11,512	418,038	(1,079)	461,061
Accrued interest payable	—	21,332	8,489	12	—	29,833
Accrued liabilities	829	42,788	4,661	22,992	—	71,270
Taxes other than income tax	125	5,661	2,678	4,991	—	13,455
Income tax payable	—	352	7	2,863	—	3,222
Intercompany payable	506,111	—	—	1,167,223	(1,673,334)	—
Total current liabilities	507,065	434,040	28,407	1,648,701	(1,674,413)	943,800
Long-term debt, less current portion	—	1,424,891	503,180	—	—	1,928,071
Long-term payable to related party	—	8,027	—	6,475	—	14,502
Deferred income tax liability	—	—	—	35,437	—	35,437
Other long-term liabilities	—	29,939	220	64,886	—	95,045
Total partners’ equity	2,879,608	618,923	2,216,759	4,132,188	(6,983,143)	2,864,335
Total liabilities and partners’ equity	$3,386,673	$2,515,820	$2,748,566	$5,887,687	$(8,657,556)	$5,881,190

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income (Loss)
For the Year Ended December 31, 2012
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$364,860	$210,712	$5,405,157	$(25,053)	$5,955,676
Costs and expenses	1,699	218,289	151,185	5,640,047	(25,465)	5,985,755
Operating (loss) income	(1,699)	146,571	59,527	(234,890)	412	(30,079)
Equity in (loss) earnings of subsidiaries	(224,917)	(361,830)	65,505	112,818	408,424	—
Equity in (loss) earnings of joint ventures	—	(16,117)	—	6,739	—	(9,378)
Interest expense, net	—	(76,311)	(12,546)	(813)	—	(89,670)
Other (expense) income, net	—	(26,596)	1,679	(1,594)	—	(26,511)
(Loss) income from continuing operations before income tax expense	(226,616)	(334,283)	114,165	(117,740)	408,836	(155,638)
Income tax expense	—	255	1,329	20,910	—	22,494
(Loss) income from continuing operations	(226,616)	(334,538)	112,836	(138,650)	408,836	(178,132)
Loss from discontinued operations, net of tax	—	(2,364)	—	(46,355)	(386)	(49,105)
Net (loss) income	(226,616)	(336,902)	112,836	(185,005)	408,450	(227,237)
Less net loss attributable to noncontrolling interest	—	—	—	(621)	—	(621)
Net (loss) income attributable to NuStar Energy L.P.	$(226,616)	$(336,902)	$112,836	$(184,384)	$408,450	$(226,616)

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income
For the Year Ended December 31, 2011
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$299,226	$199,569	$5,805,535	$(32,515)	$6,271,815
Costs and expenses	1,663	176,985	142,077	5,682,209	(32,931)	5,970,003
Operating (loss) income	(1,663)	122,241	57,492	123,326	416	301,812
Equity in earnings of subsidiaries	223,125	12,883	108,644	145,218	(489,870)	—
Equity in earnings of joint venture	—	—	—	11,458	—	11,458
Interest expense, net	—	(56,389)	(22,840)	(2,498)	—	(81,727)
Other income (expense), net	—	1,309	1,936	(6,588)	—	(3,343)
Income from continuing operations before income tax expense	221,462	80,044	145,232	270,916	(489,454)	228,200
Income tax expense	1	(575)	13	17,274	—	16,713
Income from continuing operations	221,461	80,619	145,219	253,642	(489,454)	211,487
(Loss) income from discontinued operations, net of tax	—	(2,793)	—	12,907	—	10,114
Net income	221,461	77,826	145,219	266,549	(489,454)	221,601
Less net income attributable to noncontrolling interest	—	—	—	140	—	140
Net income attributable to NuStar Energy L.P.	$221,461	$77,826	$145,219	$266,409	$(489,454)	$221,461

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income
For the Year Ended December 31, 2010
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Revenues	$—	$294,163	$172,623	$3,959,122	$(22,847)	$4,403,061
Costs and expenses	1,353	189,950	125,495	3,808,276	(24,570)	4,100,504
Operating (loss) income	(1,353)	104,213	47,128	150,846	1,723	302,557
Equity in earnings of subsidiaries	240,343	41,515	120,827	180,242	(582,927)	—
Equity in earnings of joint venture	—	—	—	10,500	—	10,500
Interest income (expense), net	1	(52,486)	(24,353)	(1,442)	—	(78,280)
Other income, net	—	3,163	289	12,482	—	15,934
Income before income tax expense	238,991	96,405	143,891	352,628	(581,204)	250,711
Income tax expense	21	1,303	—	10,417	—	11,741
Net income	$238,970	$95,102	$143,891	$342,211	$(581,204)	$238,970

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Year Ended December 31, 2012
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net (loss) income	$(226,616)	$(336,902)	$112,836	$(185,005)	$408,450	$(227,237)

Other comprehensive (loss) income:
Foreign currency translation adjustment	—	—	—	10,677	—	10,677
Net unrealized loss on cash flow hedges	—	(17,069)	—	(77,200)	—	(94,269)
Net loss reclassified into income on cash flow hedges	—	1,749	—	51,483	—	53,232
Total other comprehensive loss	—	(15,320)	—	(15,040)	—	(30,360)

Comprehensive (loss) income	(226,616)	(352,222)	112,836	(200,045)	408,450	(257,597)
Less comprehensive gain attributable to noncontrolling interest	—	—	—	477	—	477
Comprehensive (loss) income attributable to NuStar Energy L.P.	$(226,616)	$(352,222)	$112,836	$(200,522)	$408,450	$(258,074)

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income
For the Year Ended December 31, 2011
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net income	$221,461	$77,826	$145,219	$266,549	$(489,454)	$221,601

Other comprehensive (loss) income:
Foreign currency translation adjustment	—	—	—	(18,431)	—	(18,431)
Net unrealized (loss) gain on cash flow hedges	—	(84,199)	—	30,747	—	(53,452)
Net gain reclassified into income on cash flow hedges	—	—	—	(5,030)	—	(5,030)
Total other comprehensive (loss) income	—	(84,199)	—	7,286	—	(76,913)

Comprehensive income (loss)	221,461	(6,373)	145,219	273,835	(489,454)	144,688
Less comprehensive loss attributable to noncontrolling interest	—	—	—	(2,866)	—	(2,866)
Comprehensive income (loss) attributable to NuStar Energy L.P.	$221,461	$(6,373)	$145,219	$276,701	$(489,454)	$147,554

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income
For the Year Ended December 31, 2010
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net income	$238,970	$95,102	$143,891	$342,211	$(581,204)	$238,970

Other comprehensive income:
Foreign currency translation adjustment	—	—	—	3,450	—	3,450
Net unrealized (loss) gain on cash flow hedges	—	35,000	—	(1,440)	—	33,560
Net loss reclassified into income on cash flow hedges	—	—	—	1,680	—	1,680
Total other comprehensive income	—	35,000	—	3,690	—	38,690

Comprehensive income	$238,970	$130,102	$143,891	$345,901	$(581,204)	$277,660

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2012
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net cash provided by operating activities	$363,639	$86,333	$81,700	$149,369	$(381,838)	$299,203
Cash flows from investing activities:
Capital expenditures	—	(292,873)	(16,114)	(101,608)	—	(410,595)
Acquisitions	—	(201,610)	—	(114,200)	—	(315,810)
Investment in other long-term assets	—	—	—	(2,610)	—	(2,610)
Proceeds from sale or disposition of assets	—	5,166	4,537	32,947	—	42,650
Proceeds from sale of Asphalt Operations	—	436,276	—	—	—	436,276
Increase in note receivable from related party	—	(95,711)	—	—	—	(95,711)
Investment in subsidiaries	(337,123)	(114,200)	—	(34)	451,357	—
Net cash used in investing activities	(337,123)	(262,952)	(11,577)	(185,505)	451,357	(345,800)
Cash flows from financing activities:
Debt borrowings	—	2,621,025	—	—	—	2,621,025
Debt repayments	—	(2,470,355)	(250,000)	—	—	(2,720,355)
Proceeds from senior note offering, net of issuance costs	—	247,398	—	—	—	247,398
Issuance of common units, net of issuance costs	336,415	—	—	—	—	336,415
General partner contribution	7,121	—	—	—	—	7,121
Distributions to unitholders and general partner	(365,279)	(365,279)	—	(16,567)	381,846	(365,279)
Proceeds from termination of interest rate swaps	—	(5,678)	—	—	—	(5,678)
Contributions from (distributions to) affiliates	—	337,123	—	114,234	(451,357)	—
Net intercompany borrowings (repayments)	2,254	(177,851)	179,877	(4,272)	(8)	—
Other, net	(133)	(9,845)	—	—	—	(9,978)
Net cash (used in) provided by financing activities	(19,622)	176,538	(70,123)	93,395	(69,519)	110,669
Effect of foreign exchange rate changes on cash	—	1,179	—	854	—	2,033
Net increase in cash and cash equivalents	6,894	1,098	—	58,113	—	66,105
Cash and cash equivalents as of the beginning of the period	139	14	—	17,344	—	17,497
Cash and cash equivalents as of the end of the period	$7,033	$1,112	$—	$75,457	$—	$83,602

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2011
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$377,469	$121,416	$59,109	$(84,135)	$(379,391)	$94,468
Cash flows from investing activities:
Capital expenditures	—	(197,845)	(8,093)	(129,722)	—	(335,660)
Acquisitions	—	(47,817)	—	(52,873)	—	(100,690)
Investment in other long-term assets	—	—	—	(8,990)	—	(8,990)
Proceeds from sale or disposition of assets	—	63	86	1,937	—	2,086
Investment in subsidiaries	(374,628)	—	(56,727)	(56,759)	488,114	—
Net cash used in investing activities	(374,628)	(245,599)	(64,734)	(246,407)	488,114	(443,254)
Cash flows from financing activities:
Debt borrowings	—	949,549	—	—	—	949,549
Debt repayments	—	(801,950)	—	—	—	(801,950)
Issuance of common units, net of issuance costs	317,285	—	—	—	—	317,285
General partner contribution	6,708	—	—	—	—	6,708
Distributions to unitholders and general partner	(322,046)	(322,046)	—	(32)	322,078	(322,046)
Proceeds from termination of interest rate swaps	—	33,433	—	—	—	33,433
Contributions from (distributions to) affiliates	—	260,028	56,727	114,053	(430,808)	—
Net intercompany borrowings (repayments)	(4,702)	(105,944)	(51,102)	161,741	7	—
Other, net	—	4,705	—	(963)	—	3,742
Net cash (used in) provided by financing activities	(2,755)	17,775	5,625	274,799	(108,723)	186,721
Effect of foreign exchange rate changes on cash	—	(1,233)	—	(326)	—	(1,559)
Net increase (decrease) in cash and cash equivalents	86	(107,641)	—	(56,069)	—	(163,624)
Cash and cash equivalents as of the beginning of the period	53	107,655	—	73,413	—	181,121
Cash and cash equivalents as of the end of the period	$139	$14	$—	$17,344	$—	$17,497

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2010
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries (a)	Eliminations	Consolidated
Net cash provided by operating activities	$302,373	$144,654	$30,740	$189,918	$(305,185)	$362,500
Cash flows from investing activities:
Capital expenditures	—	(109,023)	(14,621)	(146,186)	—	(269,830)
Acquisition	—	—	—	(43,026)	—	(43,026)
Investment in other long-term assets	—	—	—	(3,469)	—	(3,469)
Proceeds from sale or disposition of assets	—	25	34	2,551	—	2,610
Proceeds from insurance recoveries	—	—	—	13,500	—	13,500
Investment in subsidiaries	(245,604)	—	—	(25)	245,629	—
Net cash used in investing activities	(245,604)	(108,998)	(14,587)	(176,655)	245,629	(300,215)
Cash flows from financing activities:
Debt borrowings	—	1,076,406	—	—	—	1,076,406
Debt repayments	—	(1,401,354)	—	—	—	(1,401,354)
Proceeds from senior note offering, net of issuance costs	—	445,431	—	—	—	445,431
Issuance of common units, net of issuance costs	240,148	—	—	—	—	240,148
General partner contribution	5,078	—	—	—	—	5,078
Distributions to unitholders and general partner	(305,154)	(305,154)	—	(31)	305,185	(305,154)
Contributions from (distributions to) affiliates	—	245,604	—	25	(245,629)	—
Net intercompany borrowings (repayments)	3,159	19,424	(16,133)	(6,450)	—	—
Other, net	—	(3,458)	(20)	(811)	—	(4,289)
Net cash (used in) provided by financing activities	(56,769)	76,899	(16,153)	(7,267)	59,556	56,266
Effect of foreign exchange rate changes on cash	—	(6,502)	—	7,066	—	564
Net increase in cash and cash equivalents	—	106,053	—	13,062	—	119,115
Cash and cash equivalents as of the beginning of the period	53	1,602	—	60,351	—	62,006
Cash and cash equivalents as of the end of the period	$53	$107,655	$—	$73,413	$—	$181,121

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

27. QUARTERLY FINANCIAL DATA (UNAUDITED)

The amounts shown below differ from those previously reported in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012 and June 30 and September 30, 2011 due to the sale of the San Antonio Refinery on January 1, 2013 as discussed in Note 5 Dispositions. The results of operations of the San Antonio Refinery have been presented as discontinued operations for all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Thousands of Dollars, Except Per Unit Data)
2012:
Revenues	$1,609,405	$1,767,748	$1,593,756	$984,767	$5,955,676
Operating income (loss)	$59,019	$(204,908)	$59,352	$56,458	$(30,079)
Income (loss) from continuing operations	$37,952	$(244,466)	$13,965	$14,417	$(178,132)
Loss from discontinued operations, net of tax	(11,698)	(2,344)	(9,623)	(25,440)	(49,105)
Net income (loss)	$26,254	$(246,810)	$4,342	$(11,023)	$(227,237)
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.39	$(3.53)	$0.04	$0.05	$(2.95)
Discontinued operations	(0.16)	(0.03)	(0.13)	(0.32)	(0.66)
Total	$0.23	$(3.56)	$(0.09)	$(0.27)	$(3.61)
Cash distributions per unit applicable to limited partners	$1.095	$1.095	$1.095	$1.095	$4.380

2011:
Revenues	$1,234,616	$1,496,357	$1,716,437	$1,824,405	$6,271,815
Operating income	$55,731	$114,186	$90,066	$41,829	$301,812
Income from continuing operations	$28,516	$90,044	$68,143	$24,784	$211,487
Income from discontinued operations, net of tax	—	2,561	2,138	5,415	10,114
Net income	$28,516	$92,605	$70,281	$30,199	$221,601
Net income per unit applicable to limited partners:
Continuing operations	$0.30	$1.23	$0.89	$0.22	$2.63
Discontinued operations	—	0.04	0.03	0.08	0.15
Total	$0.30	$1.27	$0.92	$0.30	$2.78
Cash distributions per unit applicable to limited partners	$1.075	$1.095	$1.095	$1.095	$4.360

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

28. SUBSEQUENT EVENTS
On January 22, 2013, NuStar Logistics issued $402.5 million of 7.625% fixed-to-floating rate subordinated notes due January 15, 2043 under our 2010 Shelf Registration Statement, including the underwriters’ option to purchase up to an additional $52.5 million principal amount of the notes, which option was exercised in full. The net proceeds of approximately $391.5 million were used for general partnership purposes, including repayment of outstanding borrowings under our 2012 Revolving Credit Agreement. The notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP.
The 7.625% notes will bear interest at a fixed annual rate of 7.625%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on April 15, 2013 and ending on January 15, 2018. Thereafter, the notes will bear interest at an annual rate equal to the sum of the three-month LIBOR rate for the related quarterly interest period plus 6.734% payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018, unless payment is deferred in accordance with the terms of the notes. NuStar Logistics may elect to defer interest payments on the notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to to the notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions to its unitholders during the period interest is deferred.
The notes do not have sinking fund requirements. These notes are subordinated to existing senior unsecured indebtedness of NuStar Logistics and do not contain restrictions on NuStar Logistics’ ability to incur additional indebtedness, including debt that ranks senior in priority of payment to the notes. In addition, the notes do not limit NuStar Logistics’ ability to incur indebtedness secured by certain liens or to engage in certain sale-leaseback transactions. At the option of NuStar Logistics, the notes may be redeemed in whole or in part at any time at a redemption price, which may include a make-whole premium, plus accrued and unpaid interest to the redemption date.